Filed Pursuant to Rule 424(b)(3)
Registration No. 333-160214

Prospectus Supplement

(To prospectus dated October 20, 2009)

Jefferies Group, Inc.

Notes Due Nine Months or More from Date of Issue

We plan to offer our Notes Due Nine Months or More from the Date of Issue (the “notes”) from time to time with various terms, which may include interest at a fixed rate, redemption and/or repayment provisions (whether mandatory or at our option or the option of the holder), minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof. The specific terms of the notes will be set forth in the applicable pricing supplement, which terms may be different from the terms described in this prospectus supplement. The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness. You should carefully read this prospectus supplement, the accompanying prospectus and the applicable pricing supplement before you invest.

We may sell the notes to the purchasing agent referred to below as principal for resale at a fixed offering price specified in the applicable pricing supplement or at varying prices. We may also agree with the purchasing agent and the members of the Selling Group (as defined herein) that they will use reasonable efforts as agents on our behalf to solicit offers to purchase notes through the purchasing agents from us, in accordance with applicable regulations, for which the purchasing agent will receive a discount. We expect to sell the notes to the purchasing agent at discounts ranging between 0.3% and 3.15% or at discounts outside that range specified in the applicable pricing supplement. We also may offer the notes directly to investors without the assistance of the purchasing agent or the members of the Selling Group.

The purchasing agent and the members of the Selling Group have advised us that from time to time they may purchase and sell notes in the secondary market, but they are not obligated to make a market in the notes and may suspend or completely stop that activity at any time. Unless otherwise specified in any pricing supplements, we do not intend to list the notes on any stock exchange.

Investing in the notes involves risks that are described in the “Risk Factors” section beginning on page S-4 of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Purchasing Agent

Jefferies

Prospectus supplement dated August 5, 2011.

Prospectus Supplement

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date later than the date on the front of this prospectus supplement.

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IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

SUPPLEMENT AND THE PRICING SUPPLEMENTS

This prospectus supplement describes certain terms of the notes being offered and supplements the prospectus that is attached to the back of this prospectus supplement. This prospectus supplement supersedes the prospectus to the extent it contains information that is different from the information in the prospectus.

Each time we offer notes pursuant to this prospectus supplement, we will attach a pricing supplement to this prospectus supplement. The pricing supplement will contain the specific description of the notes we are offering and the terms of the offering. The pricing supplement will supersede this prospectus supplement or the prospectus to the extent it contains information that is different from the information contained in this prospectus supplement or the prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus and pricing supplement in making your investment decision. You should also read and consider the information contained in the documents identified in “Where You Can Find More Information” and “Incorporation of Certain Information by Reference” in this prospectus supplement.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus contain or incorporate by reference “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not statements of historical fact and represent only our belief as of the date such statements are made. There are a variety of factors, many of which are beyond our control, which affect our operations, performance, business strategy and results and could cause actual reported results and performance to differ materially from the performance and expectations expressed in these forward-looking statements. These factors include, but are not limited to, financial market volatility, actions and initiatives by current and future competitors, general economic conditions, controls and procedures relating to the close of the quarter, the effects of current, pending and future legislation or rulemaking by regulatory or self-regulatory bodies, regulatory actions, and the other risks and uncertainties that are outlined in our Transition Report on Form 10-K for the eleven month transition period ended November 30, 2010 filed with the U.S. Securities and Exchange Commission, or the SEC, on February 2, 2011 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended February 28, 2011 and May 31, 2011 filed with the SEC on April 6, 2011 and June 30, 2011, respectively. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date of the forward-looking statements.

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PROSPECTUS SUPPLEMENT SUMMARY

In this prospectus supplement, we refer to our subsidiaries Jefferies & Company, Inc. as Jefferies, Jefferies Financial Products LLC as JFP and Jefferies International Limited as JIL.

The Company

Jefferies Group, Inc. and its subsidiaries (“we” or “us”) operate as a major global securities and investment banking firm serving companies and their investors. We provide investors fundamental research and trade execution in equity, equity-linked and fixed income securities, including investment grade corporate bonds, high yield and distressed securities, government and agency securities, mortgage- and asset-backed securities, municipal securities, bank loans, leveraged loans, and emerging markets debt, as well as derivatives and engage in securities financing and commodities derivative trading activities. We offer companies capital markets, merger and acquisition, restructuring and other financial advisory services. We also provide certain asset management services and products to institutions and other investors.

Our principal operating subsidiary, Jefferies, was founded in 1962 and our principal international operating subsidiary, JIL, was established in the U.K. in 1986. Since 2000, we have pursued a strategy of continued growth and diversification, whereby we have sought to increase our share of the business in each of the markets we serve, while at the same time expanding the breadth of our activities in an effort to mitigate the cyclical nature of the financial markets in which we operate. Our growth plan has been achieved through internal growth supported by the ongoing addition of experienced personnel in targeted areas, as well as the acquisition from time to time of complementary businesses.

As of July 1, 2011, we had 3,817 employees. We maintain offices in more than 25 cities throughout the world and have our executive offices located at 520 Madison Avenue, New York, New York 10022. Our telephone number is (212) 284-2550.

Recent Developments

Global Commodities Group Acquisition

On July 1, 2011, we completed the acquisition of Prudential Bache’s Global Commodities Group (“Global Commodities Group”) from Prudential Financial, Inc. (“Prudential”). The acquisition included Prudential Bache Commodities LLC and Prudential Bache Securities LLC in the U.S., Bache Commodities Limited in the U.K. and Bache Commodities (Hong Kong) Ltd. in Hong Kong. In addition, we acquired related information technology assets used by the Global Commodities Group and certain contracts related to such information technology assets.

We paid $419.5 million in cash to Prudential. Assets acquired totaled approximately $5.2 billion and we assumed approximately $4.8 billion in liabilities of the Global Commodities Group. Such amounts are based on the Global Commodities Group’s May 31, 2011 balance sheet and are subject to adjustments based on the Global Commodities Group’s June 30, 2011 balance sheet. Such amounts will also be subject to acquisition accounting adjustments which will not affect the purchase price.

In connection with the acquisition of the Global Commodities Group, we have entered into a $1 billion credit facility agreement with Prudential that expires on September 29, 2011. We will use borrowings under the credit facility to provide working capital for the Global Commodities Group. This credit facility significantly restricts the ability of companies in the Group to pay dividends and make other payments or advances to us or our other subsidiaries. Future credit agreements that those companies, or any of our other subsidiaries, enter into may also contain restrictions on their ability to pay dividends, or make advances or other payments.

The Offering

The summary below contains basic information about the notes. It does not contain all the information that is important to you. For a more complete understanding of the notes, please refer to the section of this prospectus supplement entitled “Description of the Notes,” the accompanying prospectus and the applicable pricing supplement.

Issuer	Jefferies Group, Inc., a Delaware corporation.

Purchasing Agent	Jefferies & Company, Inc.

Selling Group	The purchasing agent and the agents and dealers comprising the Selling Group are broker-dealers and securities firms. The purchasing agent has entered into a Selling Agent Agreement with us dated as of August 5, 2011. Other agents and dealers who are members of the Selling Group will have executed a Master Selected Dealer Agreement with the purchasing agent. The other agents and the dealers have agreed to market and sell the notes in accordance with the terms of those respective agreements and all other applicable laws and regulations. You may contact the purchasing agent at 1-877-877-0696 for a list of Selling Group members.

Amount	We may issue notes from time to time in various offerings up to the aggregate principal amount authorized by our board of directors. There are no limitations on our ability to incur additional indebtedness in the form of additional notes or otherwise.

Maturities	The notes will be due nine months or more from the date of issue, as specified in the applicable pricing supplement.

Interest	Each note will bear interest from its date of original issuance at a fixed rate, which rate may be zero in the case of a zero-coupon note.

Interest on each note will be payable either monthly, quarterly, semi-annually or annually on each interest payment date and on the stated maturity date. Interest also will be paid on the date of redemption or repayment if a note is redeemed or repurchased prior to its stated maturity date.

Interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months, unless otherwise stated in the applicable pricing supplement.

Principal	The principal amount of the notes will be payable on the maturity date of those notes at the corporate trust office of the trustee or at any other place we may designate.

Ranking	The notes will be our senior unsecured obligations and will rank equally in right of payment with all of our other senior unsecured indebtedness.

Denominations	Unless otherwise specified in the applicable pricing supplement, the notes will be issued and sold in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

Redemption and Repayment	Unless otherwise stated in the applicable pricing supplement, (i) the notes will not be redeemable prior to the maturity date at our option or repayable prior to the maturity date at the option of the holder and (ii) the notes will not be subject to any sinking fund.

Survivor’s Option	Specific notes may contain a provision permitting the optional repayment of those notes prior to stated maturity, if requested by the authorized representative of the beneficial owner of those notes, following the death of the beneficial owner of the notes, so long as the notes were owned by the beneficial owner or his or her estate at least six months prior to the request. This feature is referred to as a “Survivor’s Option.” Your notes will not be repaid in this manner unless the pricing supplement for your notes provides for the Survivor’s Option. The right to exercise the Survivor’s Option is subject to limits set by us on (1) the permitted dollar amount of total exercises by all holders of notes in any calendar year, and (2) the permitted dollar amount of an individual exercise by a holder of a note in any calendar year. See “Description of the Notes—Survivor’s Option” on page S-14.

Form of Notes and Clearance	The notes will be represented by one or more global notes deposited with or on behalf of the depositary, The Depository Trust Company, and registered in the name of the depositary’s nominee. Global notes will be exchangeable for definitive notes only in limited circumstances. See “Description of Notes — Book-Entry System.”

Trustee	The trustee for the notes is The Bank of New York Mellon.

Conflict of interest	Jefferies & Company, Inc., our broker-dealer subsidiary, is a member of FINRA. It will be a purchasing agent and will participate in the distribution of the notes being offered hereby. Accordingly, the offering is subject to the provisions of FINRA Rule 5121 relating to conflicts of interests and will be conducted in accordance with the requirements of Rule 5121. See “Conflict of Interest.”

RISK FACTORS

In addition to the other information contained and incorporated by reference in this prospectus supplement, the accompanying prospectus and the applicable pricing supplement, you should consider carefully the following factors before deciding to purchase the notes.

Risks Associated with Our Business

The following factors describe some of the assumptions, risks, uncertainties and other factors that could adversely affect our business or that could otherwise result in changes that differ materially from our expectations. In addition to the factors mentioned in this report, we may also be affected by changes in general economic and business conditions, acts of war, terrorism and natural disasters.

Our expansion in the commodities business presents various risks.

Our acquisition of the Global Commodities Group represents a large and significant investment in commodities, beyond the commodities derivative trading business that has been conducted by JFP. We have not previously operated a commodities business of the scale of the Global Commodities Group, which offers brokerage and clearing services in listed derivatives, foreign exchange, and precious and base metal products. There can be no assurance that we will be able to integrate the acquired entities with our own operations successfully or that we will profitably operate the Global Commodities Group’s business. The commodities business we have acquired presents many operational and financial risks, including our obligation to pay, or reimburse and indemnify, those affiliates of Prudential Financial that have provided financial guarantees and other credit support for customers of the Global Commodities Group for amounts those affiliates may later become required to pay under such guarantees and credit support or, alternatively, to repay the financing institutions that provide us funds to satisfy these obligations. If these operational and financial risks materialize, they could cause us to experience losses that could affect our profitability and potentially restrict our ability to grow and diversify in other businesses.

Existing and pending legislation and regulatory initiatives may significantly affect our businesses.

Recent market and economic conditions have led to new legislation and numerous proposals for changes in the regulation of the financial services industry, including significant additional legislation and regulation in the United States and abroad. Proposals for further regulation of financial institutions, both domestically and internationally, include calls to increase their capital and liquidity requirements; limit the size and types of the activities permitted; and increase taxes on some institutions. In particular, as a result of the Dodd-Frank Act in the United States, we are subject to significantly revised and expanded regulation and supervision and to comprehensive new derivatives regulation. Existing and proposed regulations under the Dodd-Frank Act would impose fiduciary standards on securities firms in their dealings with states, municipalities and pension funds, among others, which could have an adverse effect on our derivatives and municipal securities businesses.

These changes affect not only us but also certain of our customers in various ways, including by limiting our ability to pursue business opportunities, affecting the value of assets that we hold, requiring us to change certain of our business practices, imposing additional costs on us, and otherwise imposing obligations and restrictions on our businesses. Accordingly, we cannot provide assurance that these changes will not have an adverse effect on our business, results of operations, cash flows or financial condition.

If we do not comply with current or future legislation and regulations that apply to our operations, we may be subject to fines, penalties or material restrictions on our businesses in the jurisdiction where the violation occurred. In recent years, regulatory oversight and enforcement have increased substantially, imposing additional costs and taxes and increasing the potential risks associated with our operations. As this regulatory trend continues, it could adversely affect our operations and, in turn, our financial results.

Changing conditions in financial markets and the economy could result in decreased revenues, losses or other adverse consequences.

As a global securities and investment banking firm, global changes in the financial markets or economic conditions could adversely affect our business in many ways, including the following:

•	A market downturn could lead to a decline in the volume of transactions executed for customers and, therefore, to a decline in the revenues we receive from commissions and spreads.

•

Unfavorable financial or economic conditions could reduce the number and size of transactions in which we provide underwriting, financial advisory and other services. Our investment banking revenues, in the form of financial advisory and underwriting or placement fees, are directly related to the number and size of the transactions in which we participate and could therefore be adversely affected by unfavorable financial or economic conditions.

•	Adverse changes in the market could lead to losses from principal transactions.

•

Adverse changes in the market could also lead to a reduction in revenues from asset management fees and investment income from managed funds and losses on our own capital invested in managed funds. Even in the absence of a market downturn, below-market investment performance by our funds and portfolio managers could reduce asset management revenues and assets under management and result in reputational damage that might make it more difficult to attract new investors.

•

Increases in credit spreads, as well as limitations on the availability of credit, such as occurred during 2008, can affect our ability to borrow on a secured or unsecured basis, which may adversely affect our liquidity and results of operations.

•	New or increased taxes on compensation payments such as bonuses or on balance sheet items may adversely affect our profits.

Our principal trading and investments expose us to risk of loss.

A considerable portion of our revenues is derived from trading in which we act as principal. Although a significant portion of our principal trading is “riskless principal” in nature, we may incur trading losses relating to the purchase, sale or short sale of high yield, international, convertible, and equity securities and futures and commodities for our own account. In any period, we may experience losses as a result of price declines, lack of trading volume, and illiquidity. From time to time, we may engage in a large block trade in a single security or maintain large position concentrations in a single security, securities of a single issuer, securities of issuers engaged in a specific industry, or securities from issuers located in a particular country or region. In general, because our inventory is marked to market on a daily basis, any downward price movement in these securities could result in a reduction of our revenues and profits. In addition, we may engage in hedging transactions that if not successful, could result in losses.

Increased competition may adversely affect our revenues and profitability.

All aspects of our business are intensely competitive. We compete directly with numerous other brokers and dealers, investment banking firms and commercial banks. In addition to competition from firms currently in the securities business, there has been increasing competition from others offering financial services, including automated trading and other services based on technological innovations. Recent changes, such as financial institution consolidations and the U.S. government’s involvement with financial institutions through the Emergency Economic Stabilization Act of 2008 and other transactions, may provide a competitive advantage for some of our competitors. We believe that the principal factors affecting competition involve market focus, reputation, the abilities of professional personnel, the ability to execute the transaction, relative price of the service and products being offered, bundling of products and services and the quality of service. Increased competition or an adverse change in our competitive position could lead to a reduction of business and therefore a reduction of revenues and profits. Competition also extends to the hiring and retention of highly skilled employees. A competitor may be successful in hiring away an employee or group of employees, which may result in our losing business formerly serviced by such employee or employees. Competition can also raise our costs of hiring and retaining the key employees we need to effectively execute our business plan.

Operational risks may disrupt our business, result in regulatory action against us or limit our growth.

Our businesses are highly dependent on our ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in many currencies, and the transactions we process have become increasingly complex. If any of our financial, accounting or other data processing systems do not operate properly or are disabled or if there are other shortcomings or failures in our internal processes, people or systems, we could suffer an impairment to our liquidity, financial loss, a disruption of our businesses, liability to clients, regulatory intervention or reputational damage. These systems may fail to operate properly or become disabled as a result of events that are wholly or partially beyond our control, including a disruption of electrical or communications services or our inability to occupy one or more of our buildings. The inability of our systems to accommodate an increasing volume of transactions could also constrain our ability to expand our businesses.

We also face the risk of operational failure or termination of any of the clearing agents, exchanges, clearing houses or other financial intermediaries we use to facilitate our securities transactions. Any such failure or termination could adversely affect our ability to effect transactions and manage our exposure to risk.

In addition, despite the contingency plans we have in place, our ability to conduct business may be adversely impacted by a disruption in the infrastructure that supports our businesses and the communities in which they are located. This may include a disruption involving electrical, communications, transportation or other services used by us or third parties with which we conduct business.

Our operations rely on the secure processing, storage and transmission of confidential and other information in our computer systems and networks. Although we take protective measures and endeavor to modify them as circumstances warrant, our computer systems, software and networks may be vulnerable to unauthorized access, computer viruses or other malicious code, and other events that could have a security impact. If one or more of such events occur, this potentially could jeopardize our or our clients’ or counterparties’ confidential and other information processed and stored in, and transmitted through, our computer systems and networks, or otherwise cause interruptions or malfunctions in our, our clients’, our counterparties’ or third parties’ operations. We may be required to expend significant additional resources to modify our protective measures or to investigate and remediate vulnerabilities or other exposures, and we may be subject to litigation and financial losses that are either not insured against or not fully covered through any insurance maintained by us.

Asset management revenue is subject to variability based on market and economic factors and the amount of assets under management.

Asset management revenue includes revenues we receive from management, administrative and performance fees from funds managed by us, revenues from asset management and performance fees we receive from third party managed funds and accounts, and investment income from our investments in these funds and accounts. These revenues are dependent upon the amount of assets under management and the performance of the funds and accounts. If these funds or accounts do not perform as well as our asset management clients expect, our clients may withdraw their assets from these funds and accounts, which would reduce our revenues. Some of our revenues are derived from our own investments in these funds and accounts. We experience significant fluctuations in our quarterly operating results due to the nature of our asset management business and therefore may fail to meet revenue expectations. Even in the absence of a market downturn, below market investment performance by our funds and portfolio managers could reduce asset management revenues and assets under management and result in reputational damage that might make it more difficult to attract new investors.

We face numerous risks and uncertainties as we expand our business.

We expect the growth of our business to come primarily from internal expansion and through acquisitions and strategic partnering. As we expand our business, there can be no assurance that our financial controls, the level and knowledge of our personnel, our operational abilities, our legal and compliance controls and our other corporate support systems will be adequate to manage our business and our growth. The ineffectiveness of any of these controls or systems could adversely affect our business and prospects. In addition, as we acquire new businesses and introduce new products, such as futures trading and the securitization of varying asset classes, we face numerous risks and uncertainties integrating their controls and systems into ours, including financial controls, accounting and data processing systems, management controls and other operations. A failure to integrate these systems and controls, and even an inefficient integration of these systems and controls, could adversely affect our business and prospects.

Our international operations subject us to numerous risks which could adversely impact our business in many ways.

Our business and operations are expanding globally, including the recent expansion of our business in Asia. As we operate in foreign countries, we are subject to legal, regulatory, political, economic and other inherent risks. The laws and regulations applicable to the securities and investment banking industries in these foreign countries differ. Our inability to remain in compliance with applicable laws and regulations in a particular country could have a significant and negative effect on our business and prospects in that country as well as in other countries. A political, economic or financial disruption in a country or region could adversely impact our business and increase volatility in financial markets generally.

Extensive regulation of our business limits our activities, and, if we violate these regulations, we may be subject to significant penalties.

The securities industry is subject to extensive laws, rules and regulation in every country in which we operate. In addition, self-regulatory organizations and the securities exchanges, are actively involved in the regulation of broker-dealers. Securities firms are also subject to regulation by myriad regulatory bodies, securities commissions and attorneys general in those foreign jurisdictions and states in which they do business. Broker-dealers are subject to regulations that cover all aspects of the securities business, including sales and trading methods, trade practices among broker-dealers, use and safekeeping of customers’ funds and securities, capital structure of securities firms, anti-money laundering efforts, recordkeeping and the conduct of directors, officers and employees. Broker-dealers that engage in commodities and futures transactions are also subject to regulation by related agencies. All such regulatory agencies may conduct administrative proceedings that can result in censure, fine, suspension, expulsion of a broker-dealer or its officers or employees, or revocation of broker-dealer licenses. Additional legislation, changes in rules, changes in the interpretation or enforcement of existing laws and rules, or the entering into businesses that subject us to new rules and regulations may directly affect our mode of operation and our profitability. Furthermore, legislative or regulatory changes that increase capitalization requirements or impose leverage ratio requirements may adversely affect our ability to maintain or grow our business. Continued efforts by market regulators to increase transparency and reduce transaction costs for investors has affected and could continue to affect our trading revenue.

Legal liability may harm our business.

Many aspects of our business involve substantial risks of liability, and in the normal course of business, we have been named as a defendant or codefendant in lawsuits involving primarily claims for damages. The risks associated with potential legal liabilities often may be difficult to assess or quantify and their existence and magnitude often remain unknown for substantial periods of time. Jefferies Wealth Management involves an aspect of the business that has historically had more risk of litigation than our institutional business. Additionally, the expansion of our business, including increases in the number and size of investment banking transactions and our expansion into new areas, such as the municipal securities business, imposes greater risks of liability. In addition, unauthorized or illegal acts of our employees could result in substantial liability to us. Substantial legal liability could have a material adverse financial effect or cause us significant reputational harm, which in turn could seriously harm our business and our prospects.

Our business is subject to significant credit risk.

In the normal course of our businesses, we are involved in the execution, settlement and financing of various customer and principal securities and derivative transactions. These activities are transacted on a cash, margin or delivery-versus-payment basis and are subject to the risk of counterparty or customer nonperformance. Although transactions are generally collateralized by the underlying security or other securities, we still face the risks associated with changes in the market value of the collateral through settlement date or during the time when margin is extended and the risk of counterparty nonperformance to the extent collateral has not been secured or the counterparty defaults before collateral or margin can be adjusted. We may also incur credit risk in our derivative transactions to the extent such transactions result in uncollateralized credit exposure to our counterparties.

We seek to control the risk associated with these transactions by establishing and monitoring credit limits and by monitoring collateral and transaction levels daily. We may require counterparties to deposit additional collateral or return collateral pledged. In the case of aged securities failed to receive, we may, under industry regulations, purchase the underlying securities in the market and seek reimbursement for any losses from the counterparty.

Derivative transactions may expose us to unexpected risk and potential losses.

We are party to a large number of derivative transactions that require us to deliver to the counterparty the underlying security, loan or other obligation in order to receive payment. In a number of cases, we do not hold the underlying security, loan or other obligation and may have difficulty obtaining, or be unable to obtain, the underlying security, loan or other obligation through the physical settlement of other transactions. As a result, we are subject to the risk that we may not be able to obtain the security, loan or other obligation within the required contractual time frame for delivery. This could cause us to forfeit the payments due to us under these contracts or result in settlement delays with the attendant credit and operational risk as well as increased costs to the firm.

Risks Associated with the Offering

In the absence of an active trading market for the notes, you may not be able to resell them.

We can offer no assurance as to the liquidity of the market for the notes, your ability to sell the notes or the price at which you may be able to sell them. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, our credit ratings and the market for similar securities. We do not intend to list the notes on any securities exchange. The agents have advised us that they currently intend to make a market in the notes. However, they are not obligated to do so and may discontinue any market making at any time without notice.

If we redeem the notes before maturity, you may be unable to reinvest the proceeds at the same or a higher rate of return.

If an applicable pricing supplement so states, we may elect to redeem notes at any time in our discretion. The redemption price will equal the principal amount being redeemed, plus accrued interest to the redemption date, plus any additional amount described under “Description of the Notes.” If a redemption occurs, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the notes.

The notes will be effectively subordinated to liabilities of our subsidiaries.

The notes will be the obligations of Jefferies Group, Inc. exclusively and will not be guaranteed by any of our subsidiaries or secured by any of our properties or assets. Jefferies Group, Inc. is a holding company. We conduct almost all of our operations through our subsidiaries and a significant portion of our consolidated assets are held by our subsidiaries. Accordingly, our cash flow and our ability to service debt, including the notes, is in large part dependent upon the results of operations of our subsidiaries and upon the ability of our subsidiaries to provide us cash (whether in the form of dividends, loans or otherwise) to pay amounts due in respect of our obligations, to pay any amounts due on the notes or to make any funds available to pay such amounts. In addition, dividends, loans and other distributions from our subsidiaries to us are subject to restrictions imposed by law, including minimum net capital requirements, are contingent upon results of operations of such subsidiaries and are subject to various business considerations.

The notes will be effectively subordinated as a claim against the assets of our subsidiaries to all existing and future liabilities of those subsidiaries (including indebtedness, guarantees, customer and counterparty obligations, trade payables, lease obligations and letter of credit obligations). Therefore, our rights and the rights of our creditors, including the holders of the notes, to participate in the assets of any subsidiary upon its liquidation or reorganization will be subject to the prior claims of its creditors, except to the extent that we or they may be a creditor with recognized claims against the subsidiary.

Changes in our credit ratings may affect the trading value of the notes.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings may affect the trading value of the notes. A credit rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time by the assigning rating organization. No person is obligated to maintain any rating on the notes, and, accordingly, we cannot assure you that the ratings assigned to the notes will not be lowered or withdrawn by the assigning rating organization at any time thereafter.

Any Survivor’s Option may be limited in amount and time.

We may choose to limit the aggregate principal amount of notes that may be redeemed under the Survivor’s Option in any calendar year to the greater of (i) $2,000,000 or (ii) 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. This limit is described in detail under the heading “Description of the Notes — Survivor’s Option.” We also may limit to $250,000 the aggregate principal amount of notes subject to the Survivor’s Option that may be exercised in any calendar year on behalf of any one deceased owner of beneficial interests in one or more notes. Accordingly, no assurance can be given that exercise of the Survivor’s Option for the desired amount will be permitted in any single calendar year. Furthermore, a Survivor’s Option may not be exercised until at least six months after the date the note was acquired by its deceased beneficial owner.

USE OF PROCEEDS

Unless otherwise indicated in a pricing supplement for the notes, we will use the net proceeds from the sale of notes for general corporate purposes, including working capital, the repayment of debt and the further development and diversification of our businesses.

RATIO OF EARNINGS TO FIXED CHARGES

	Six Months Ended May 31,	Transition Period Ended November 30,	Year Ended December 31,
	2011	2010	2009	2008		2007	2006
Ratio of earnings to fixed charges(1)	3.1x	2.9x	4.2x	—	(2)	2.8x	4.5x

(1)	The ratio of earnings to fixed charges is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges. Fixed charges consist of interest expense on all long-term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(2)	Earnings for the year ended December 31, 2008 were insufficient to cover fixed charges by approximately $756.3 million.

DESCRIPTION OF THE NOTES

General

The following description of the notes we are offering supplements, and to the extent inconsistent therewith supersedes, the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. We refer you to that description.

We will issue the notes under an indenture dated as of March 12, 2002 between us and The Bank of New York Mellon, as trustee, as supplemented by a first supplemental indenture, dated as of July 15, 2003. We have normal banking relationships with The Bank of New York Mellon. The indenture is more fully described in the accompanying prospectus. The indenture does not limit the aggregate amount of debt securities that may be issued under it and provides that the debt securities may be issued under it from time to time in one or more series. The following statements are summaries of the material provisions of the indenture and the notes. These summaries do not purport to be complete and are qualified in their entirety by reference to the indenture, including for the definitions of certain terms.

The notes constitute a single series of debt securities for purposes of the indenture and are unlimited in aggregate principal amount.

Notes issued in accordance with this prospectus supplement, the accompanying prospectus and the applicable pricing supplement will have the following general characteristics:

•	the notes will be our direct unsecured senior obligations and will rank equally with all of our other unsecured senior indebtedness from time to time outstanding;

•	the notes may be offered from time to time by us through the purchasing agent and each note will mature on a day that is at least nine months from its date of original issuance;

•	each note will bear interest from its date of original issuance;

•	the notes will not be subject to any sinking fund; and

•	the minimum denomination of the notes will be $1,000 (unless otherwise stated in the pricing supplement).

In addition, the pricing supplement relating to each offering of notes will describe specific terms of the notes, including:

•	the price, which may be expressed as a percentage of the aggregate initial public offering price of the notes, at which the notes will be issued to the public;

•	the date on which the notes will be issued to the public;

•	the stated maturity date of the notes;

•	the rate per year at which the notes will bear interest;

•	the interest payment frequency;

•	the purchase price, purchasing agent’s discount and net proceeds to us;

•

whether the authorized representative of the holder of a beneficial interest in the notes will have the right to seek repayment upon the death of the holder as described under “Survivor’s Option” on page S-14;

•	if the notes may be redeemed at our option or repaid at the option of the holder prior to their stated maturity date, the provisions relating to any such redemption or repayment;

•	any special U.S. federal income tax consequences of the purchase, ownership and disposition of the notes; and

•	any other significant terms of the notes not inconsistent with the provisions of the indenture.

We may at any time purchase notes at any price or prices in the open market or otherwise. Notes so purchased by us may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

The notes may be issued as original issue discount notes. An original issue discount note is a note, including any zero-coupon note, which is issued at more than a de minimis discount from its principal amount and provides that, upon redemption, repayment or acceleration of its maturity, an amount less than its principal amount will be payable. For additional information regarding payments upon acceleration of the maturity of an original issue discount note and regarding the United States federal tax considerations of original issue discount notes, see “— Payment of Principal and Interest” and “Material United States Federal Income Tax Consequences — United States Holders — Original Issue Discount.” Original issue discount notes will be treated as original issue discount securities for purposes of the indenture.

Payment of Principal and Interest

Payments of principal and interest, if any, at maturity will be made in immediately available funds, provided that the note is presented to the trustee in time for the trustee to make the payments in such funds in accordance with its normal procedures. Payments of interest, other than interest payable at maturity, with respect to global notes will be paid in immediately available funds to the depositary or its nominee. The depositary will allocate payments relating to a global note and make payments to the owners or holders of the global notes in accordance with its existing operating procedures. Neither we nor the trustee will have any responsibility or liability for these payments by the depositary. So long as the depositary or its nominee is the registered owner of any global note, the depositary or its nominee will be considered the sole owner or holder of such note for all purposes under the indenture.

Payments of interest, if any, with respect to any certificated note, other than amounts payable at maturity will be paid by check mailed to the address of the person entitled to the payments as it appears in the security register.

Unless we otherwise specify in the applicable pricing supplement, if we redeem any original issue discount note as described below under “— Redemption and Repurchase,” or we repay any such note at the option of the holder as described below under “— Repayment at Option of Holder” and “— Survivor’s Option,” or if the principal of any such note is declared to be due and payable immediately as described in the accompanying prospectus under “Description of Securities We May Offer — Debt Securities — Defaults,” the amount of principal due and payable with respect to the original issue discount note will be limited to the sum of the aggregate principal amount of the note multiplied by the issue price, expressed as a percentage of the aggregate principal amount, plus the original issue discount accrued from the date of issue to the date of redemption, repayment or declaration, as applicable, which accrual will be calculated using the “interest method,” computed in accordance with generally accepted accounting principles, in effect on the date of redemption, repayment or declaration, as applicable.

Each note, other than a zero-coupon note, will bear interest from and including the date of issue. Notes issued upon registration of transfer or exchange will bear interest from and including the most recent interest payment date to which interest on such note has been paid or duly provided for. Such interest will be payable at the fixed rate per annum stated in the note and in the applicable pricing supplement until the principal of the note is paid or made available for payment. Interest will be payable on each interest payment date and at maturity. Interest will be payable to the person in whose name a note is registered at the close of business on the regular record date next preceding each interest payment date. However, interest payable at maturity or upon redemption, repayment or declaration will be payable to the person to whom principal will be payable. The first payment of interest on any note originally issued between a regular record date and an interest payment date will be made on the interest payment date following the next succeeding regular record date to the registered owner of the note on such next succeeding regular record date. If the interest payment date or the maturity for any note falls on a day that is not a business day, the payment of principal and interest may be made on the next succeeding business day, and no interest on that payment will accrue for the period from and after that interest payment date or maturity, as the case may be. Unless we otherwise specify in the applicable pricing supplement, interest on the notes will be computed on the basis of a 360-day year of twelve 30-day months.

Interest on the notes will be paid as follows:

Interest Payment Frequency	Interest Payment Dates

Monthly	Fifteenth day of each calendar month, beginning in the first calendar month following the month the note was issued.

Quarterly	Fifteenth day of every third month, beginning in the third calendar month following the month the note was issued.

Semi-annually	Fifteenth day of every sixth month, beginning in the sixth calendar month following the month the note was issued.

Annually	Fifteenth day of every twelfth month, beginning in the twelfth calendar month following the month the note was issued.

Unless otherwise stated in the applicable pricing supplement, the regular record date for any interest payment date will be the first day of the calendar month in which the interest payment date occurs, except that the regular record date for interest due on the note’s stated maturity date or date of earlier redemption or repayment will be that particular date.

Interest on a note will be payable beginning on the first interest payment date after its date of original issuance to holders of record on the corresponding regular record date.

“Business day” means, when used with respect to any place or places where the principal of and any premium or interest on the notes are payable, each Monday Tuesday Wednesday Thursday and Friday which is not a day on which banking institutions in that place of payment are authorized or obligated by law or executive order to close.

Redemption and Repurchase

If we indicate in the pricing supplement relating to a note, such note will be redeemable at our option on a date or dates specified prior to the stated maturity at a price or prices described in the applicable pricing supplement, together with accrued interest to the date of redemption. The notes will not be subject to any sinking fund. We may redeem any of the notes which are redeemable and remain outstanding either in whole or from time to time in part, upon not less than 30 nor more than 60 days’ notice.

We may at any time purchase notes at any price in the open market or otherwise. Notes we purchase in this manner may, at our discretion, be held, resold or surrendered to the trustee for cancellation.

Repayment at Option of Holder

If we indicate in the pricing supplement relating to a note, such note will be repayable at the option of the holder on a date or dates specified prior to the stated maturity at a price or prices described in the applicable pricing supplement, together with accrued interest to the date of repayment.

In order for a note to be repaid, the trustee must receive at the principal office of the Corporate Trust Department of the trustee at least 30 days, but not more than 45 days, prior to the specified repayment date notice of the holder’s exercise of its repayment option as specified in the note. Exercise of the repayment option by the holder of a note will be irrevocable. The repayment option may be exercised by the holder of a note for less than the entire principal amount of the note provided that the principal amount of the note remaining outstanding after repayment, if any, is an authorized denomination.

The depositary or its nominee will be the holder of global notes and therefore will be the only entity that can exercise a right to repayment with respect to those notes. In order to ensure that the depositary or its nominee will timely exercise a right to repayment with respect to a particular global note, the beneficial owner of the note must instruct the broker or other direct or indirect participant through which it holds an interest in the note to notify the depositary of its desire to exercise a right to repayment. Different firms have different cut-off times for accepting instructions from their customers and, accordingly, each beneficial owner should consult the broker or other direct or indirect participant through which it holds an interest in a note in order to ascertain the cut-off time by which the instruction must be given in order for timely notice to be delivered to the depositary.

Survivor’s Option

The “Survivor’s Option” is a provision in a note pursuant to which we agree to repay that note, if requested by the authorized representative of the beneficial owner of that note, following the death of the beneficial owner of the note, so long as the note was owned by that beneficial owner or the estate of that beneficial owner at least six months prior to the request. The pricing supplement relating to each offering of notes will state whether the Survivor’s Option applies to those notes.

If a note is entitled to a Survivor’s Option, upon the valid exercise of the Survivor’s Option and the proper tender of that note for repayment, we will, at our option, repay or repurchase that note, in whole or in part, at a price equal to 100% of the principal amount of the deceased beneficial owner’s interest in that note plus unpaid interest accrued to the date of repayment.

To be valid, the Survivor’s Option must be exercised by or on behalf of the person who has authority to act on behalf of the deceased beneficial owner of the note (including, without limitation, the personal representative or executor of the deceased beneficial owner or the surviving joint owner with the deceased beneficial owner) under the laws of the applicable jurisdiction.

The death of a person holding a beneficial ownership interest in a note as a joint tenant or tenant by the entirety with another person, or as a tenant in common with the deceased holder’s spouse, will be deemed the death of a beneficial owner of that note, and the entire principal amount of the note so held will be subject to repayment by us upon request. However, the death of a person holding a beneficial ownership interest in a note as tenant in common with a person other than such deceased holder’s spouse will be deemed the death of a beneficial owner only with respect to such deceased person’s interest in the note.

The death of a person who, during his or her lifetime, was entitled to substantially all of the beneficial ownership interests in a note will be deemed the death of the beneficial owner of that note for purposes of the Survivor’s Option, regardless of whether that beneficial owner was the registered holder of that note, if entitlement to those interests can be established to the satisfaction of the trustee. A beneficial ownership interest will be deemed to exist in typical cases of nominee ownership, ownership under the Uniform Transfers to Minors

Act or Uniform Gifts to Minors Act, community property or other joint ownership arrangements between a husband and wife. In addition, a beneficial ownership interest will be deemed to exist in custodial and trust arrangements where one person has all of the beneficial ownership interests in the applicable note during his or her lifetime.

We have the discretionary right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted by us from authorized representatives of all deceased beneficial owners in any calendar year to an amount equal to the greater of $2,000,000 or 2% of the principal amount of all notes outstanding as of the end of the most recent calendar year. We also have the discretionary right to limit to $250,000 in any calendar year the aggregate principal amount of notes as to which exercises of the Survivor’s Option shall be accepted by us from the authorized representative of any individual deceased beneficial owner of notes in such calendar year. In addition, we will not permit the exercise of the Survivor’s Option except in principal amounts of $1,000 and integral multiples of $1,000.

An otherwise valid election to exercise the Survivor’s Option may not be withdrawn. Each election to exercise the Survivor’s Option will be accepted in the order that elections are received by the trustee, except for any note the acceptance of which would contravene any of the limitations described in the preceding paragraph. Notes accepted for repayment through the exercise of the Survivor’s Option normally will be repaid on the first interest payment date that occurs 20 or more calendar days after the date of the acceptance. For example, if the acceptance date of a note tendered through a valid exercise of the Survivor’s Option is July 1, 2012, and interest on that note is paid monthly, we would normally, at our option, repay that note on the interest payment date occurring on August 15, 2012, because the July 15, 2012 interest payment date would occur less than 20 days from the date of acceptance. Each tendered note that is not accepted in any calendar year due to the application of any of the limitations described in the preceding paragraph will be deemed to be tendered in the following calendar year in the order in which all such notes were originally tendered. If a note tendered through a valid exercise of the Survivor’s Option is not accepted, the trustee will deliver a notice by first-class mail to the registered holder, at that holder’s last known address as indicated in the note register (and as provided to us by the trustee), that states the reason that note has not been accepted for repayment.

With respect to notes represented by a global note, DTC or its nominee is treated as the holder of the notes and will be the only entity that can exercise the Survivor’s Option for such notes. To obtain repayment pursuant to exercise of the Survivor’s Option for a note, the deceased beneficial owner’s authorized representative must provide the following items to the broker or other entity through which the beneficial interest in the note is held by the deceased beneficial owner:

•	a written instruction to such broker or other entity to notify DTC of the authorized representative’s desire to obtain repayment pursuant to exercise of the Survivor’s Option;

•

appropriate evidence satisfactory to the trustee (a) that the deceased was the beneficial owner of the note at the time of death and his or her interest in the note was owned by the deceased beneficial owner or his or her estate at least six months prior to the request for repayment, (b) that the death of the beneficial owner has occurred, (c) of the date of death of the beneficial owner, and (d) that the representative has authority to act on behalf of the beneficial owner;

•

if the interest in the note is held by a nominee of the deceased beneficial owner, a certificate satisfactory to the trustee from the nominee attesting to the deceased’s beneficial ownership of such note;

•

written request for repayment signed by the authorized representative of the deceased beneficial owner with the signature guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States;

•	if applicable, a properly executed assignment or endorsement;

•

tax waivers and any other instruments or documents that we or the trustee reasonably require in order to establish the validity of the beneficial ownership of the note and the claimant’s entitlement to payment; and

•

any additional information we or the trustee reasonably require to evidence satisfaction of any conditions to the exercise of the Survivor’s Option or to document beneficial ownership or authority to make the election and to cause the repayment of the note.

In turn, the broker or other entity will deliver each of these items to the trustee, together with evidence satisfactory to the trustee from the broker or other entity stating that it represents the deceased beneficial owner.

We retain the right to limit the aggregate principal amount of notes as to which exercises of the Survivor’s Option applicable to the notes will be accepted in any one calendar year as described above. All other questions regarding the eligibility or validity of any exercise of the Survivor’s Option will be determined by the trustee, in its sole discretion, which determination will be final and binding on all parties.

The broker or other entity will be responsible for disbursing payments received from the trustee to the authorized representative. See “Book Entry, Delivery and Form” below.

Forms for the exercise of the Survivor’s Option may be obtained from the trustee at 2001 Bryan St., Dallas, Texas 75201, Attention: Survivor Option Group.

If applicable, we will comply with the requirements of Section 14(e) of the Securities Exchange Act of 1934, and the rules promulgated thereunder, and any other securities laws or regulations in connection with any repayment of notes at the option of the registered holders or beneficial owners thereof.

Book-Entry, Delivery and Form

We have established a depository arrangement with The Depository Trust Company (“DTC”) with respect to book-entry notes, the terms of which are summarized below. Any additional or differing terms of the depository arrangement with respect to book-entry notes will be described in the applicable pricing supplement.

Upon issuance, all book-entry notes of like tenor and terms up to $500,000,000 in aggregate principal amount bearing interest (if any) at the same rate or pursuant to the same formula and having the same date of issue, specified currency, interest payment dates (if any), stated maturity date, redemption provisions (if any), repayment provisions (if any) and other terms will be represented by a single global security. Each global security representing book-entry notes will be deposited with, or on behalf of, DTC and will be registered in the name of DTC or a nominee of DTC. No global security may be transferred except as a whole by a nominee of DTC to DTC or to another nominee of DTC, or by DTC or that nominee to a successor of DTC or a nominee of that successor.

So long as DTC or its nominee is the holder of a global security, DTC or its nominee, as the case may be, will be the sole owner of the book-entry notes represented thereby for all purposes under the indenture. Except as otherwise provided below, the beneficial owners of the global security or securities representing book-entry notes will not be entitled to receive physical delivery of certificated notes and will not be considered the holders of those notes for any purpose under the indenture, and no global security representing book-entry notes shall be exchangeable or transferable. Accordingly, each beneficial owner must rely on the procedures of DTC and, if such beneficial owner is not a participant in DTC’s system, on the procedures of the participant through which that beneficial owner owns its interest in order to exercise any rights of a registered holder under such global security or the indenture. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of those securities in certificated form. Those limits and those laws may impair the ability to transfer beneficial interests in a global security representing book-entry notes.

The notes represented by one or more global notes are exchangeable for certificated notes of like tenor as such notes if:

•

the depositary for such global notes notifies us that it is unwilling or unable to continue as depositary for such global notes or if at any time such depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934, as amended,

•	we in our discretion at any time determine not to have all of the notes of such series represented by one or more global note or notes and notify the trustee of such determination, or

•	an event of default, as described in the accompanying prospectus, has occurred and is continuing with respect to the notes of such series.

Upon the occurrence of any of these exchanges, the certificated notes will be registered in the names of the beneficial owners of the global security or securities representing book-entry notes, which names will be provided by DTC’s participants (as identified by DTC) to the trustee.

Any note that is exchangeable pursuant to the preceding paragraph is exchangeable for certificated notes issuable in authorized denominations and registered in such names as DTC holding such global notes shall direct. Except as we may otherwise specify in a pricing supplement, the authorized denominations of the notes denominated in U.S. dollars will be $1,000 or any greater amount that is an integral multiple of $1,000. The authorized denominations of notes denominated in a specified currency other than U.S. dollars will be described in the applicable pricing supplement. Subject to the foregoing, a global note is not exchangeable, except for a global note or global notes of the same aggregate denominations to be registered in the name of DTC or its nominee.

The following is based on information furnished by DTC:

DTC will act as securities depositary for the book-entry notes. Book-entry notes will be issued as fully registered securities registered in the name of Cede & Co. (DTC’s partnership nominee). One fully registered global security will be issued for each issue of book-entry notes, each in the aggregate principal amount of that issue, and will be deposited with DTC. If, however, the aggregate principal amount of any issue exceeds $500,000,000, one global security will be issued with respect to each $500,000,000 of principal amount and an additional global security will be issued with respect to any remaining principal amount of such issue.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act or 1934, as amended. DTC holds securities that its participants (“participants”) deposit with it. DTC also facilitates the settlement among its participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in its participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants of DTC include securities brokers and dealers (including the agents), banks, trust companies, clearing corporations and other organizations. DTC is owned by a number of its direct participants and by the New York Stock Exchange, the NYSE Amex Equities, and the Financial Industry Regulatory Authority, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Purchases of book-entry notes under DTC’s system must be made by or through direct participants, which will receive a credit for those book-entry notes on DTC’s records. The beneficial ownership interest of each actual purchaser of each book-entry note represented by a global security (“beneficial owner”) is in turn to be recorded on the records of the direct participants and indirect participants. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct participants or indirect participants through which that beneficial owner entered into the transaction. Transfers of ownership interests in a global security representing book-entry notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners of a global security representing book-entry notes will not receive certificated notes representing their ownership interests in a global security, except in the event that use of the book-entry system for those book-entry notes is discontinued.

To facilitate subsequent transfers, all global securities representing book-entry notes which are deposited with, or on behalf of, DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of global securities with, or on behalf of, DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of interests in the global securities representing the book-entry notes. DTC’s records reflect only the identity of the direct participants to whose accounts such book-entry notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. will consent or vote with respect to the global securities representing book-entry notes. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the applicable record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts book-entry notes are credited on the applicable record date (identified in a listing attached to the omnibus proxy).

Principal, premium, if any, and/or interest payments on the global securities representing book-entry notes will be made in immediately available funds to DTC. DTC’s practice is to credit direct participants’ accounts on the applicable payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and/or interest, if any, to DTC is our responsibility or that of the trustee, disbursement of those payments to direct participants will be the responsibility of DTC, and disbursement of those payments to the beneficial owners will be the responsibility of direct participants and indirect participants.

If applicable, redemption notices will be sent to Cede & Co. If less than all of the book-entry notes of like tenor and terms within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in that issue to be redeemed.

A beneficial owner will give notice of any option to elect to have its book-entry notes repaid by us, through its participant, to the trustee, and will effect delivery of those book-entry notes by causing the direct participant to transfer the participant’s interest in the global security or securities representing those book-entry notes, on DTC’s records, to the trustee. The requirement for physical delivery of book-entry notes in connection with a demand for repayment will be deemed satisfied when the ownership rights in the global security or securities representing those book-entry notes are transferred by direct participants on DTC’s records.

DTC may discontinue providing its services as securities depositary with respect to book-entry notes at any time by giving reasonable notice to us or the trustee. Under those circumstances, in the event that a successor securities depositary is not obtained, certificated notes are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, certificated notes will be printed and delivered.

The information in this section concerning DTC and its system has been obtained from sources that we believe to be reliable, but neither we nor any agent take responsibility for the accuracy of that information.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

This section describes the material United States federal income tax consequences of acquiring, owning and disposing the notes we are offering. It applies only to a holder that acquires notes upon their original issuance at their initial offering price (except where otherwise specifically noted) and that holds its notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;

•	a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings;

•	a bank or other financial institution;

•	an insurance company;

•	a tax-exempt organization;

•	a person that owns notes that are a hedge or that are hedged against interest rate risks;

•	a person that owns notes as part of a straddle or conversion transaction for tax purposes;

•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar; or

•	except as specifically noted, a United States alien holder (as defined below) that holds the notes in connection with a United States trade or business.

Moreover, this summary does not address the United States federal estate and gift tax or alternative minimum tax consequences to a holder of the notes.

This section is based on the Code, its legislative history, existing and proposed Treasury regulations under the Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis. This discussion does not address any tax consequences arising under any state, local or foreign law.

If a partnership or an entity treated as a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership or an entity treated as a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

The discussion in this section is based in part on our determination that with respect to notes where we have the right to redeem the notes at greater than 100% of the principal amount of the notes, plus accrued interest, there will be no more than a remote likelihood that we would exercise our right to redeem the notes in circumstances where the amount that we would have to pay in redemption was based on the sum of the present values of the remaining scheduled payments of interest and principal on the notes, and that there is more than a remote likelihood that we will exercise our right to redeem the notes in circumstances where the amount that we would have to pay would equal 100% of the principal amount of the notes, plus accrued interest thereon to the date of redemption. Our determination that there will be no more than a remote likelihood that we would redeem the notes in circumstances where the amount we would have to pay in redemption will be based on the present values of the remaining scheduled payments of interest and principal on the notes is binding on holders of the notes, unless a holder discloses to the Internal Revenue Service, in the manner required by applicable Treasury regulations, that the holder is taking a different position. It is possible that the Internal Revenue Service may take a different position regarding the remoteness of the likelihood of redemptions, in which case, if the position of the Internal Revenue Service were sustained, the timing, amount and character of income recognized with respect to a note may be substantially different from that described herein, and a holder may be required to recognize income significantly in excess of payments received and may be required to treat as interest income all or a portion of any gain recognized on a disposition of a note. This discussion assumes that the Internal Revenue Service will not take a different position or, if it takes a different position, that such position will not be sustained. Prospective purchasers should consult their own tax advisors as to the tax considerations that relate to the likelihood of redemption.

Holders considering the purchase of notes should consult their own tax advisors concerning the consequences of purchasing, owning and disposing of notes in their particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. A holder is a United States holder if that holder is a beneficial owner of a note and is or is treated for United States federal income tax purposes as:

•	a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States or any State thereof or the District of Columbia;

•	an estate whose income is subject to United States federal income tax regardless of its source; or

•

a trust if (i) a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust or (ii) the trust was in existence on August 20, 1996 and has elected to continue to be treated as a United States person.

Holders that are not United States holders should refer to “— United States Alien Holders” below.

Payments of Interest.    Except as described below, stated interest payments on the notes generally will be taxable as ordinary income at the time the interest accrues or is received, in accordance with a holder’s regular method of accounting for United States federal income tax purposes. Special rules governing the treatment of notes issued with original issue discount are described under “Original Issue Discount” below.

Original Issue Discount.    The following is a summary of the principal United States federal income tax consequences of the ownership of notes issued with original issue discount. A note that has an issue price of less than its stated redemption price at maturity generally will be issued with original issue discount for federal income tax purposes in the amount of such difference. The issue price of a note generally is the first price at which a substantial amount of the issue of notes is sold to the public (excluding bond houses, brokers or similar persons acting in the capacity of underwriters or wholesalers). The stated redemption price at maturity is the total amount of all payments provided by the note other than qualified stated interest payments. Qualified stated interest generally is stated interest that is unconditionally payable at least annually either at a single fixed rate or at certain variable rates. Qualified stated interest will be taxable to a United States holder when accrued or received in accordance with the United States holder’s regular method of tax accounting.

A note will be considered to have de minimis original issue discount if the excess of its stated redemption price at maturity over its issue price is less than the product of 0.25 percent of the stated redemption price at maturity and the number of complete years to maturity (or the weighted average maturity in the case of a note that provides for payment of an amount other than qualified stated interest before maturity). United States holders of notes having de minimis original issue discount generally must include such de minimis original issue discount in income as stated principal payments on the notes are made in proportion to the stated principal amount of the note.

United States holders of notes issued with original issue discount that is not de minimis original issue discount and that mature more than one year from the date of issuance will be required to include such original issue discount in gross income for federal income tax purposes as it accrues (regardless of such holder’s method of accounting), in advance of receipt of the cash attributable to such income. Original issue discount accrues based on a compounded, constant yield to maturity; accordingly, United States holders of notes issued at an original issue discount will generally be required to include in income increasingly greater amounts of original issue discount in successive accrual periods.

The annual amount of original issue discount includable in income by the initial United States holder of a note issued at an original issue discount will equal the sum of the daily portions of the original issue discount with respect to the note for each day on which such holder held the note during the taxable year. Generally, the daily portions of the original issue discount are determined by allocating to each day in an accrual period the ratable portion of the original issue discount allocable to such accrual period. The term accrual period means an interval of time with respect to which the accrual of original issue discount is measured, which intervals may vary in length over the term of the note provided that each accrual period is no longer than one year and each scheduled payment of principal or interest occurs on either the first or final day of an accrual period.

The amount of original issue discount allocable to an accrual period will be the excess of (i) the product of the adjusted issue price of the note at the commencement of such accrual period and its yield to maturity over (ii) the amount of any qualified stated interest payments allocable to the accrual period. The adjusted issue price of the note at the beginning of the first accrual period is its issue price, and, on any day thereafter, it is the sum of the issue price and the amount of the original issue discount previously includable in the gross income of any holder (without regard to any acquisition premium), reduced by the amount of any payment other than a payment of qualified stated interest previously made with respect to the note. There is a special rule for determining the original issue discount allocable to an accrual period if an interval between payments of qualified stated interest contains more than one accrual period. The yield to maturity of the note is the yield to maturity computed on the basis of a constant interest rate, compounding at the end of each accrual period; such constant yield, however, must take into account the length of the particular accrual period. If all accrual periods are of equal length except for an initial or an initial and final shorter accrual period(s), the amount of original issue discount allocable to the initial period may be computed using any reasonable method; the original issue discount allocable to the final accrual period is in any event the difference between the amount payable at maturity (other than a payment of qualified stated interest) and the adjusted issue price at the beginning of the final accrual period.

If a portion of the initial purchase price of a note is attributable to pre-issuance accrued interest, the first stated interest payment on the note is to be made within one year of the note’s issue date, and the payment will equal or exceed the amount of pre-issuance accrued interest, then the United States holder may elect to decrease the issue price of the note by the amount of pre-issuance accrued interest. In that event, a portion of the first stated interest payment will be treated as a return of the excluded pre-issuance accrued interest and not as an amount payable on the note.

If a note provides for an alternative payment schedule or schedules applicable upon the occurrence of a contingency or contingencies (other than a remote or incidental contingency), whether such contingency relates to payments of interest or of principal, if the timing and amount of the payments that comprise each payment schedule are known as of the issue date and if one of such schedules is significantly more likely than not to occur, the yield and maturity of the note are determined by assuming that the payments will be made according to that payment schedule. If there is no single payment schedule that is significantly more likely than not to occur (other than because of a mandatory sinking fund), the note will be subject to the general rules that govern contingent payment obligations. These rules will be discussed in the applicable pricing supplement.

United States holders of notes containing a survivor’s option issued with original issue discount should consult with their tax advisors regarding the effect of such feature to their particular circumstances.

For purposes of calculating the yield and maturity of a note subject to an issuer or holder right to accelerate principal repayment (respectively, a call option or put option), such call option or put option is presumed exercised if the yield on the note would be less or more, respectively, than it would be if the option were not exercised. The effect of this rule generally may be to accelerate or defer the inclusion of original issue discount in the income of a United States holder whose note is subject to a put option or a call option, as compared to a note that does not have such an option. If any such option presumed to be exercised is not in fact exercised, the note is treated as reissued on the date of presumed exercise for an amount equal to its adjusted issue price on that date for purposes of redetermining such note’s yield and maturity and any related subsequent accruals of original issue discount.

Market Discount.     If a United States holder purchases a note for an amount that is less than its “revised” issue price in the case of a note having original issue discount (or, in the case of a note issued without original issue discount, its stated redemption price at maturity), such United States holder will be treated as having purchased such note at a “market discount,” unless such market discount is less than a specified de minimis amount. For this purpose, the “revised” issue price of a note generally equals its issue price, increased by the amount of original issue discount that has accrued over the term of the note.

Under the market discount rules, a United States holder will be required to treat any partial principal payment on, or any gain realized on the sale, exchange, retirement or other disposition of, a note as ordinary income to the extent of the lesser of (1) the amount of such payment or realized gain or (2) the market discount which has not previously been included in income and that is treated as having accrued on such note at the time of such payment or disposition. Market discount will be considered to accrue ratably during the period from the date of acquisition to the stated maturity date of the note, unless the United States holder elects (as described below) to accrue market discount on the basis of semiannual compounding. Such an election will apply only to the notes with respect to which it is made, and may not be revoked.

A United States holder may be required to defer the deduction of all or a portion of the interest paid or accrued on any indebtedness incurred or maintained to purchase or carry a note with market discount until the stated maturity of the note or certain earlier dispositions.

A United States holder may elect to include market discount in income currently as it accrues (on either a ratable or semiannual compounding basis), in which case the rules described above regarding the treatment as ordinary income of gain upon the disposition of the note and upon the receipt of certain cash payments and regarding the deferral of interest deductions will not apply. Generally, such currently included market discount is treated as ordinary interest for U.S. federal income tax purposes. Such an election will apply to all debt instruments acquired by the United States holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the Internal Revenue Service (“IRS”).

Premium.    Generally, if a United States holder purchases a note for an amount that is greater than the sum of all amounts payable on the note after the purchase date, such United States holder may be considered to have purchased the note with “amortizable bond premium” equal in amount to such excess. A United States holder may elect to amortize such premium using a constant yield method over the remaining term of the note and may offset interest otherwise required to be included in respect of the note during any taxable year by the amortized amount of such excess for the taxable year. If a United States holder elects to amortize bond premium, such holder generally must reduce its tax basis in the notes by the amount of bond premium used to offset interest income. However, if the note may be optionally redeemed after the United States holder acquires it at a price in excess of its stated redemption price at maturity, special rules would apply which could result in a deferral of the amortization of some bond premium until later in the term of the note. Any election to amortize bond premium applies to all taxable debt instruments acquired by the United States holder on or after the first day of the first taxable year to which such election applies and may be revoked only with the consent of the IRS.

Constant Yield Election.    A United States holder of a note may elect to include in income all interest and discount (including de minimis original issue discount and market discount), as adjusted by any premium with respect to such note based on a constant yield method, as described above. The election is made for the taxable year in which the United States holder acquired the note, and it may not be revoked without the consent of the Internal Revenue Service. If such election is made with respect to a note having market discount, such holder will be deemed to have elected currently to include market discount on a constant interest basis with respect to all debt instruments having market discount acquired during the year of election or thereafter. If made with respect to a note having amortizable bond premium, such holder will be deemed to have made an election to amortize premium generally with respect to all debt instruments having amortizable bond premium held by the taxpayer during the year of election or thereafter.

Short-term notes.    Notes that have a fixed maturity of one year or less (“short-term notes”) will be treated as having been issued with acquisition discount. In general, an individual or other cash-method United States holder is not required to accrue such acquisition discount unless the United States holder elects to do so. If such an election is not made, any gain recognized by the United States holder on the sale, exchange or maturity of the short-term note will be ordinary income to the extent of the acquisition discount accrued on a straight-line basis, or upon election under the constant yield method (based on daily compounding), through the date of sale or stated maturity, and a portion of the deductions otherwise allowable to the United States holder for interest on borrowings allocable to the short-term note will be deferred until a corresponding amount of income is realized. United States holders who report income for U.S. federal income tax purposes under the accrual method, and certain other holders including banks and dealers in securities, are required to accrue acquisition discount on a short-term note on a straight-line basis unless an election is made to accrue the acquisition discount under a constant yield method (based on daily compounding).

Purchase, Sale and Retirement of the notes.    A holder’s tax basis in a note will generally be the cost of the note as adjusted for any accrued and unpaid original issue discount, amounts elected to be included in income and premium. A holder generally will recognize capital gain or loss on the sale, retirement or other taxable disposition of a note equal to the difference between the amount realized on the sale, retirement or other taxable disposition and the holder’s adjusted tax basis in the note. A holder will recognize capital gain or loss at the time of such sale, retirement or other taxable disposition, except that proceeds attributable to accrued but unpaid interest, accrued market discount, and amounts elected to be included in income will be recognized as ordinary interest income to the extent that the holder has not previously included the accrued interest in income. Capital gain of a noncorporate United States holder is currently taxed at reduced rates where the holder has a holding period greater than one year. The deductibility of capital losses is subject to limitations.

Additional Tax on Investment Income

On March 30, 2010, President Obama signed into law the Health Care and Education Reconciliation Act of 2010. This legislation will require certain individuals, estates and trusts to pay a 3.8% Medicare surtax on “net investment income” including, among other things, interest and proceeds of sale in respect of securities like the notes, subject to certain exceptions. This surtax will apply for taxable years beginning after December 31, 2012. Prospective purchasers of the notes should consult with their own tax advisors regarding the effect, if any, of the legislation on their ownership and disposition of the notes.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. A holder is a United States alien holder if that holder is the beneficial owner of a note and is, for United States federal income tax purposes, an individual, corporation, estate or trust that is not a United States holder.

This subsection does not apply to a United States holder.

Subject to discussion below under “Foreign Account Tax Compliance,” under United States federal income tax law, and subject to the discussion of backup withholding below, if a holder is a United States alien holder of a note, we and other United States paying agents (collectively referred to as “U.S. Payors”) generally will not be required to deduct a 30% United States withholding tax from payments on the notes to the holder if, in the case of payments of interest:

(a) the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote;

(b) the holder is not a controlled foreign corporation that is related to us through stock ownership; and

(c) the U.S. Payor does not have actual knowledge or reason to know that the holder is a United States person and:

(i) the holder has furnished to the U.S. Payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person;

(ii) the U.S. Payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

(A) a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners);

(B) a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service); or

(C) a U.S. branch of a non-United States bank or of a non-United States insurance company, that has agreed to be treated as a United States person for withholding purposes,

and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with U.S. Treasury regulations (or, in the case of a withholding foreign partnership or a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

(iii) the U.S. Payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the notes on behalf of the United States alien holder,

(A) certifying to the U.S. Payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from the holder by it or by a similar financial institution between it and the holder, and

(B) to which is attached a copy of Internal Revenue Service Form W-8BEN or acceptable substitute form, or

(iv) the U.S. Payor otherwise possesses documentation upon which it may rely to treat the payments as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with U.S. Treasury regulations.

Subject to the discussion below regarding effectively connected interest, a non-United States alien holder that does not meet the conditions set forth above will be subject to United States federal withholding tax at the applicable rate (currently 30%) with respect to payments of interest, unless the United States alien holder is entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the United States and the United States alien holder’s country of residence. To claim such a reduction or exemption, a United States alien holder must generally complete an Internal Revenue Service Form W-8BEN and claim this exemption on the form. In some cases, a United States alien holder may instead be permitted to provide documentary evidence of its claim to the intermediary, or a qualified intermediary may already have some or all of the necessary evidence in its files.

Interest Treated as Effectively Connected

Notwithstanding the foregoing discussion and subject to the discussion below regarding backup withholding, interest on a United States alien holder’s notes will not be subject to United States federal withholding tax if:

•	the United States alien holder is engaged in the conduct of a trade or business in the United States;

•	interest income on the United States alien holder’s notes is effectively connected to the conduct of its trade or business in the United States; and

•

the United States alien holder has certified to the U.S. Payor on an Internal Revenue Service Form W-8ECI that it is exempt from withholding tax because the interest income on its notes will be effectively connected with the conduct of its trade or business in the United States.

Interest income on the notes that is treated as effectively connected with a United States alien holder’s conduct of a trade or business in the United States (and, if a “permanent establishment” clause in a tax treaty applies, is attributable to a permanent establishment in the United States) will be includable in the income of the United States alien holder for regular United States federal income tax purposes and taxed at the same rates that apply to the United States holders (and, in the case of a United States alien holder that is a corporation for United States federal income tax purposes, may also be subject to branch profits tax at a 30% rate, or such lower rate as is provided under an applicable tax treaty).

Sale or Other Disposition of the notes

Subject to the discussion of backup withholding and under Foreign Account Tax Compliance below, a United States alien holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, retirement or other taxable disposition of a note unless such gain is effectively connected with a United States trade or business of such United States alien holder and, in the case of a qualified resident of a country having an applicable income tax treaty with the United States, such gain is attributable to a U.S. permanent establishment of such United States alien holder. However, an individual United States alien holder who is present in the United States for 183 days or more in the taxable year of the disposition of a note and satisfies certain other conditions will be subject to United States federal income tax on any gain recognized (subject to offset by certain United States - source losses) at a 30% rate or such lower rate as is provided under an applicable treaty.

Backup Withholding and Information Reporting

In general, in the case of a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal, premium, if any, and interest on the notes. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of the notes before maturity within the United States. Additionally, backup withholding at the applicable rate (currently 28%, and commencing January 31, 2013, 31%) will apply to any payments if the holder fails to provide an accurate taxpayer identification number, or the holder is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on the holder’s federal income tax returns. In general, a holder may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed the holder’s income tax liability by filing a timely refund claim with the Internal Revenue Service.

In general, in the case of a United States alien holder, payments of principal, premium, if any, and interest made by us and other payors to the holder will not be subject to backup withholding and information reporting, provided that the certification requirements described above under “— United States Alien Holders” are satisfied or the holder otherwise establishes an exemption. However, we and other payors are required to report payments of interest on the notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that the broker does not have actual knowledge or reason to know that the holder is a United States person and the holder has furnished to the broker:

•	an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is not a United States person; or

•	other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations; or

the holder otherwise establishes an exemption.

If a holder fails to establish an exemption and the broker does not possess adequate documentation of the holder’s status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by the holder unless the broker has actual knowledge or reason to know that the holder is a United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

•	the proceeds are transferred to an account maintained by the holder in the United States;

•	the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address; or

•	the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or a reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

•	a United States person;

•	a controlled foreign corporation for United States tax purposes;

•	a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period; or

•	a foreign partnership, if at any time during its tax year:

•	one or more of its partners are “U.S. persons,” as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

•	such foreign partnership is engaged in the conduct of a United States trade or business;

unless the broker does not have actual knowledge or a reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge or reason to know that the holder is a United States person. In general, a United States alien holder may obtain a refund of any amounts withheld under the U.S. backup withholding rules that exceed its income tax liability by filing a timely refund claim with the Internal Revenue Service.

Foreign Account Tax Compliance

On March 18, 2010, the Hiring Incentives to Restore Employment Act, or the HIRE Act, was signed into the law. The HIRE Act will generally impose a withholding tax of 30% on interest income (including original issue discount) from, and the gross proceeds from a disposition of, debt obligations paid to a foreign financial institution, unless such foreign financial institution enters into an agreement with the U.S. government to, among other things, collect and provide to the U.S. tax authorities substantial information regarding certain U.S. account holders of such institution (which would include certain account holders that are foreign entities with significant U.S. owners). In addition, the HIRE ACT will generally impose a withholding tax of 30% on interest income (including original issue discount) from, and the gross proceeds from a disposition of, debt obligations paid to a non-financial foreign entity unless such non-financial foreign entity provides the withholding agent with certain certification or information relating to U.S. ownership of the entity. Under certain circumstances, such foreign persons might be eligible for refunds or credits of such taxes. These rules generally would apply to certain payments made after December 31, 2013. However, the withholding and reporting requirements under the HIRE Act will not apply to payments made on, or gross proceeds from a disposition of, any debt obligation issued and outstanding as of March 18, 2012. Prospective investors should consult their tax advisors regarding the foreign account tax compliance rules under the HIRE Act.

PLAN OF DISTRIBUTION

Under the terms of the Selling Agent Agreement dated as of August 5, 2011 the notes will be offered from time to time by us through Jefferies & Company, Inc., our wholly owned subsidiary, as purchasing agent under the Selling Agent Agreement. The purchasing agent has agreed to use its reasonable best efforts to solicit purchases of the notes. We may appoint additional agents to solicit sales of the notes. However, any such solicitation and sale of the notes will be on the same terms and conditions to which the purchasing agent has agreed.

We will pay the agents, through Jefferies & Company, Inc., a commission to be divided among the agents as they shall agree for notes sold through the agents on an agency basis. Unless otherwise agreed for a particular offering of notes, the commission will range from 0.3% to 3.15% of the principal amount for each note sold, depending upon the maturity. Commissions with respect to notes with maturities in excess of 30 years will be negotiated between us and the purchasing agent at the time of sale. We will have the sole right to accept offers to purchase notes and may reject any proposed purchase of notes in whole or in part. Each agent will have the right, in its discretion reasonably exercised, to reject any proposed purchase of notes in whole or in part received by it on an agency basis. We reserve the right to withdraw, cancel or modify the offer without notice.

Following the solicitation of orders, the agents, severally and not jointly, may purchase notes from us through the purchasing agent as principal for their own accounts. Unless otherwise set forth in the applicable pricing supplement, any note sold to an agent as principal will be purchased by the purchasing agent from us at a discount to the principal amount not to exceed the commission applicable to an agency sale of a note of identical maturity. Unless otherwise set forth in the applicable pricing supplement, the notes will be resold to one or more investors and other purchasers at a fixed public offering price.

In addition, the purchasing agent may, and with our consent the other agents may, offer the notes they have purchased as principal to other dealers that are part of the Selling Group. The purchasing agent may sell notes to other dealers at a discount not in excess of the discount it receives when purchasing the notes from us; and, if with our consent the other agents sell notes to dealers, unless otherwise specified in the applicable pricing supplement, the discount allowed to any dealer will not, during the distribution of the notes, exceed the applicable reallowance amount. After the initial public offering of notes to be resold by an agent to investors, the public offering price (in the case of notes to be resold at a fixed public offering price), concession and discount may be changed.

Each agent may be deemed to be an “underwriter” within the meaning of the Securities Act of 1933, as amended, or the Securities Act. We have agreed to indemnify the agents against certain liabilities, including liabilities under the Securities Act.

No note will have an established trading market when issued. We do not intend to apply for the listing of the notes on any securities exchange, but we have been advised by the agents that the agents intend to make a market in the notes as permitted by applicable laws and regulations. The agents are not obligated to do so, however, and the agents may discontinue making a market at any time without notice. No assurance can be given as to the liquidity of any trading market for any notes. All secondary trading in the notes will settle in immediately available funds. See “Description of Notes — Book-Entry, Delivery and Form” in this prospectus supplement.

In connection with an offering of the notes, the rules of the Securities and Exchange Commission permit the purchasing agent to engage in certain transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the purchasing agent creates a short position in the notes in connection with an offering of the notes (i.e., if they sell a larger principal amount of the notes than is set forth on the cover page of the applicable pricing supplement), the purchasing agent may reduce that short position by purchasing notes in the open market. In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of such purchases. The purchasing agent makes no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, the purchasing agent makes no representation that, once commenced, such transactions will not be discontinued without notice.

Other Selling Group members include broker-dealers and other securities firms that have executed dealer agreements with the purchasing agent. In the dealer agreements, the Selling Group members have agreed to market and sell the notes in accordance with the terms of those agreements and all applicable laws and regulations. You may contact the purchasing agent at 1-877-877-0696 for a list of Selling Group members.

The agents and their affiliates may engage in various general financing and banking transactions with us and our affiliates in the ordinary course of business and have received or may receive compensation from us in connection with such transactions.

CONFLICT OF INTEREST

Jefferies & Company, Inc., our broker-dealer subsidiary, is a member of FINRA. It will be a purchasing agent and will participate in the distribution of the notes in the offering. Jefferies & Company, Inc. will not confirm sales of the notes to any account over which it exercises discretionary authority without the prior written specific approval of the customer. See “Use of Proceeds”.

LEGAL MATTERS

The validity of the notes will be passed on for us by Morgan, Lewis & Bockius LLP, New York, New York. Dewey & LeBoeuf LLP, New York, New York, is counsel for the agent in connection with this offering. Certain partners of Morgan, Lewis & Bockius LLP hold shares of our common stock and have invested in funds managed by us. Dewey & LeBoeuf LLP has from time to time acted as counsel for Jefferies Group, Inc. and its subsidiaries and may do so in the future.

E XPERTS

The consolidated financial statements of Jefferies Group, Inc. (the “Company”) as of November 30, 2010 and for the eleven month period ended November 30, 2010, and the effectiveness of the Company’s internal control over financial reporting as of November 30, 2010, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, and have been incorporated by reference herein and in the registration statement. Such consolidated financial statements are included in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

The consolidated financial statements of Jefferies Group, Inc. as of December 31, 2009, and for each of the years in the two-year period ended December 31, 2009, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. We have agreed to indemnify KPMG LLP with respect to legal costs and expenses they may incur as a result of their successful defense of any legal action or proceeding that may arise as a result of their consent to include their report in our Transition Report on Form 10-K for the eleven month transition period ended November 30, 2010.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, we filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

•	Transition Report on Form 10-K for the eleven month transition period ended November 30, 2010, filed on February 2, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended February 28, 2011, filed on April 6, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended May 31, 2011, filed on June 30, 2011;

•	Current Reports on Form 8-K filed on April 7, 2011, April 13, 2011, May 10, 2011 and July 1, 2011.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of the completion of the offering of the securities described in this prospectus and the date our affiliates stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may obtain copies of these documents, at no cost to you, from our Internet website (www.jefferies.com), or by writing or telephoning us at the following address:

Investor Relations

Jefferies Group, Inc.

520 Madison Avenue

New York, New York 10022

(212) 284-2550

PROSPECTUS

JEFFERIES GROUP, INC.

Debt Securities

Convertible Debt Securities

Warrants

Preferred Stock

Depositary Shares

Purchase Contracts

Units

Common Stock

The securities may be offered in one or more series, in amounts, at prices and on terms to be determined at the time of the offering.

We will provide the specific terms of these securities in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

Jefferies Group, Inc. may use this prospectus in the initial sale of these securities. In addition, Jefferies & Company, Inc. or any other affiliate of Jefferies Group, Inc. may use this prospectus in a market-making transaction in any of these securities after its initial sale. UNLESS JEFFERIES GROUP, INC. OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

This prospectus is dated October 20, 2009

EXPLANATORY NOTE

The prospectus contained herein relates to all of the following:

•	the initial offering of debt securities, convertible debt securities, warrants, preferred stock, depositary shares, purchase contracts, units and common stock issuable by Jefferies Group, Inc.;
•	the offering of such securities by the holders thereof; and

•	market-making transactions that may occur on a continuous or delayed basis in the securities described above, after they are initially offered and sold.

When the prospectus is delivered to an investor in the initial or a secondary offering described above, the investor will be informed of that fact in the confirmation of sale or in a prospectus supplement. When the prospectus is delivered to an investor who is not so informed, it is delivered in a market-making transaction.

To the extent required, the information in the prospectus, including financial information, will be updated at the time of each offering. Upon each such offering, a prospectus supplement to the base prospectus will be filed.

You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

WHERE YOU CAN FIND MORE INFORMATION

As required by the Securities Act of 1933, as amended, we filed a registration statement relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information over different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934, as amended:

•	Annual Report on Form 10-K for the year ended December 31, 2008, filed on February 27, 2009;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, filed on May 8, 2009.

•	Quarterly Report on Form 10-Q for the quarter ended June 30, 2009, filed on August 6, 2009;

•	Current Reports on Form 8-K filed on June 24, 2009, June 25, 2009, June 26, 2009 and September 24, 2009; and

•

The description of our common stock contained in the Registration Statement on Form 10 filed on April 20, 1999 and any further amendment or report filed thereafter for the purpose of updating such description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the later of the completion of the offering of the securities described in this prospectus and the date our affiliates stop offering securities pursuant to this prospectus shall be incorporated by reference in this prospectus from the date of filing of such documents.

You may obtain copies of these documents, at no cost to you, from our Internet website (www.jefferies.com), or by writing or telephoning us at the following address:

Investor Relations

Jefferies Group, Inc.

520 Madison Avenue

12th Floor

New York, New York 10022

(212) 284-2550

EXPLANATORY NOTE REGARDING FINANCIAL STATEMENTS

The FASB has issued its Accounting Standards Codification. This “Explanatory Note Regarding Financial Statements” conforms to reflect how generally accepted accounting principles are now currently organized and presented.

We adopted the FASB’s changes to Accounting Standards Codification (“ASC”) 810, Consolidation, which establishes standards for the accounting and reporting of noncontrolling interests in subsidiaries on January 1, 2009. Prior to January 1, 2009, we reported minority interest within liabilities on our Consolidated Statements of Financial Condition. The changes to ASC 810 require an entity to clearly identify and present ownership interests in subsidiaries held by parties other than the entity in the consolidated financial statements within the equity section but separate from the entity’s equity and, accordingly, we now present non-controlling interests within stockholders’ equity, separately from our own equity. The changes to ASC 810 also require that revenues, expenses, net income or loss, and other comprehensive income or loss be reported in the consolidated financial statements at the consolidated amounts, which include+ amounts attributable to both owners of the parent and noncontrolling interests. Net income or loss and other comprehensive income or loss shall then be attributed to the parent and noncontrolling interests. Prior to January 1, 2009, we recorded minority interest in earnings (loss) of consolidated subsidiaries in the determination of net earnings (loss). These changes were reflected in the financial statements included in our Quarterly Report on Form 10-Q for the first quarter of 2009, filed with the SEC on May 8, 2009 and our Quarterly Report on Form 10-Q, for the second quarter ended June 30, 2009, filed with the SEC on August 6, 2009, both of which are incorporated herein by reference.

In connection with the filing of the registration statement of which this prospectus is a part, we have recast prior financial statements to retrospectively reflect the adoption of the changes to ASC 810. In addition, these recast financial statements reflect the retrospective application of the FASB’s changes to ASC 260, Earnings Per Share, also adopted on January 1, 2009. As of January 1, 2009, net earnings are allocated among common shareholders and participating securities based on their right to share in earnings. The adoption of these changes reduced previously reported earnings per share.

These recast financial statements, together with the related recast management’s discussion and analysis of financial condition and results of operations and selected financial information for the five years ended December 31, 2008, have been filed with the SEC on a Current Report on Form 8-K, filed June 25, 2009, and incorporated herein by reference. The financial statements, management’s discussion and analysis of financial condition and results of operations and selected financial information included in the Current Report on Form 8-K supersede those included in our Annual Report on Form 10-K for 2008, filed on February 27, 2009, and incorporated herein by reference. See Note 12 to the recast financial statements filed with the Current Report on Form 8-K for an explanation of the calculation of earnings per share under ASC 260.

JEFFERIES GROUP, INC.

Jefferies Group, Inc. and its subsidiaries (“we”, “us” or “our”) operate as an independent, full-service global securities and investment banking firm serving companies and their investors. We offer companies capital markets, merger and acquisition, restructuring and other financial advisory services. We provide investors fundamental research and trade execution in equity, equity-linked, and fixed income securities, including corporate bonds, government and agency securities, repo finance, mortgage- and asset-backed securities, municipal bonds, whole loans and emerging markets debt, convertible securities as well as commodities and derivatives. We also provide asset management services and products to institutions and other investors. Effective June 18, 2009, Jefferies was designated as a primary dealer by the Federal Reserve Bank of New York.

Our principal operating subsidiary, Jefferies, was founded in 1962. Since 2000, we have pursued a strategy of continued growth and diversification, whereby we have sought to increase our share of the business in each of the markets we serve, while at the same time expanding the breadth of our activities in an effort to mitigate the cyclical nature of the financial markets in which we operate. Our growth plan has been achieved through internal growth supported by the ongoing addition of experienced personnel in targeted areas, as well as the acquisition from time to time of complementary businesses.

As of June 30, 2009, we had 2,307 employees. We maintain offices in more than 25 cities throughout the world and have our executive offices located at 520 Madison Avenue, New York, New York 10022. Our telephone number there is (212) 284-2550 and our Internet address is www.jefferies.com.

DESCRIPTION OF SECURITIES WE MAY OFFER

Debt Securities

Please note that in this section entitled Debt Securities, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own debt securities registered in their own names, on the books that Jefferies or the trustee maintains for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the debt securities should read the section below entitled “Book-Entry Procedures and Settlement.”

General

The debt securities offered by this prospectus will be our unsecured obligations and will be either senior or subordinated debt. We will issue senior debt under a senior debt indenture, and we will issue subordinated debt under a subordinated debt indenture. We sometimes refer to the senior debt indenture and the subordinated debt indenture individually as an indenture and collectively as the indentures. The indentures have been filed with the SEC and are exhibits to the registration statement of which this prospectus forms a part. You can obtain copies of the indentures by following the directions outlined in “Where You Can Find More Information”, or by contacting the applicable indenture trustee.

A form of each debt security, reflecting the particular terms and provisions of a series of offered debt securities, has been filed with the SEC or will be filed with the SEC at the time of the offering as exhibits to the registration statement of which this prospectus forms a part.

The following briefly summarizes the material provisions of the indentures and the debt securities, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the more detailed provisions of the applicable indenture, including the defined terms, for provisions that may be important to you. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the applicable indenture or, if no indenture is specified, to sections in each of the indentures. Wherever particular sections or defined terms of the applicable indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under each of the senior debt indenture and the subordinated debt indenture will be The Bank of New York Mellon.

The indentures provide that our unsecured senior or subordinated debt securities may be issued in one or more series, with different terms, in each case as we authorize from time to time. We also have the right to reopen a previous issue of a series of debt securities by issuing additional debt securities of such series.

Types of Debt Securities

We may issue fixed or floating rate debt securities.

Fixed rate debt securities will bear interest at a fixed rate described in the prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are often issued at a price lower than the principal amount. Material federal income tax consequences and other special considerations applicable to any debt securities issued at a discount will be described in the applicable prospectus supplement.

Upon the request of the holder of any floating rate debt security, the calculation agent will provide the interest rate then in effect for that debt security, and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any interest period, will be final and binding in the absence of manifest error.

All percentages resulting from any interest rate calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates, and they may include affiliates of Jefferies.

Information in the Prospectus Supplement

The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

•	the title;

•	whether the debt is senior or subordinated;

•	the total principal amount offered;

•	the percentage of the principal amount at which the debt securities will be sold and, if applicable, the method of determining the price;

•	the maturity date or dates;

•	whether the debt securities are fixed rate debt securities or floating rate debt securities;

•	if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

•	if the debt security is an original issue discount debt security, the yield to maturity;

•

if the debt securities are floating rate debt securities, the interest rate basis; any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; and the day count used to calculate interest payments for any period;

•	the date or dates from which any interest will accrue, or how such date or dates will be determined, and the interest payment dates and any related record dates;

•	if other than in U.S. Dollars, the currency or currency unit in which payment will be made;

•	any provisions for the payment of additional amounts for taxes;

•	the denominations in which the currency or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof

•	the terms and conditions on which the debt securities may be redeemed at the option of Jefferies;

•	any obligation of Jefferies to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event and the terms and conditions of redemption, purchase or repayment

•	the names and duties of any co-trustees, depositaries, authenticating agents, calculation agents, paying agents, transfer agents or registrars for the debt securities;

•	any material provisions of the applicable indenture described in this prospectus that do not apply to the debt securities; and

•	any other specific terms of the debt securities.

The terms on which a series of debt securities may be convertible into or exchangeable for other securities of Jefferies or any other entity will be set forth in the prospectus supplement relating to such series. Such terms will include provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option. The terms may include provisions pursuant to which the number of other securities to be received by the holders of such series of debt securities may be adjusted.

We will issue the debt securities only in registered form. As currently anticipated, debt securities of a series will trade in book-entry form, and global notes will be issued in physical (paper) form, as described below under “Book-Entry Procedures” and Settlement. Unless otherwise provided in the accompanying prospectus supplement, we will issue debt securities denominated in U.S. Dollars and only in denominations of $1,000 and integral multiples thereof.

The prospectus supplement relating to offered securities denominated in a foreign or composite currency will specify the denomination of the offered securities.

The debt securities may be presented for exchange, and debt securities other than a global security may be presented for registration of transfer, at the principal corporate trust office of The Bank of New York Mellon in New York City. Holders will not have to pay any service charge for any registration of transfer or exchange of debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with such registration of transfer (Section 3.05).

Market-Making Transactions.    If you purchase your debt security — or any of our other securities we describe in this prospectus — in a market-making transaction, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which Jefferies & Company, Inc. or one of our affiliates resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of the security.

Payment and Paying Agents

Distributions on the debt securities other than those represented by global notes will be made in the designated currency against surrender of the debt securities at the principal corporate trust office of The Bank of New York Mellon in New York City. Payment will be made to the registered holder at the close of business on the record date for such payment. Interest payments will be made at the principal corporate trust office of The Bank of New York Mellon in New York City, or by a check mailed to the holder at his registered address. Payments in any other manner will be specified in the prospectus supplement.

Calculation Agents

Calculations relating to floating rate debt securities and indexed debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. We may appoint one of our affiliates as calculation agent. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change. The initial calculation agent will be identified in the prospectus supplement.

Senior Debt

We will issue senior debt securities under the senior debt indenture. Senior debt will rank on an equal basis with all our other unsecured debt except subordinated debt.

Subordinated Debt

We will issue subordinated debt securities under the subordinated debt indenture. Subordinated debt will rank subordinated and junior in right of payment, to the extent set forth in the subordinated debt indenture, to all our senior debt.

If we default in the payment of any principal of, or premium, if any, or interest on any senior debt when it becomes due and payable after any applicable grace period, then, unless and until the default is cured or waived or ceases to exist, we cannot make a payment on account of or redeem or otherwise acquire the subordinated debt securities.

If there is any insolvency, bankruptcy, liquidation or other similar proceeding relating to us or our property, then all senior debt must be paid in full before any payment may be made to any holders of subordinated debt securities.

Furthermore, if we default in the payment of the principal of and accrued interest on any subordinated debt securities that is declared due and payable upon an event of default under the subordinated debt indenture, holders of all our senior debt will first be entitled to receive payment in full in cash before holders of such subordinated debt can receive any payments.

Senior debt means:

•

the principal, premium, if any, and interest in respect of indebtedness of Jefferies for money borrowed and indebtedness evidenced by securities, notes, debentures, bonds or other similar instruments issued by us, including the senior debt securities;

•	all capitalized lease obligations;

•	all obligations representing the deferred purchase price of property; and

•	all deferrals, renewals, extensions and refundings of obligations of the type referred to above;

but senior debt does not include:

•	subordinated debt securities;

•	any indebtedness that by its terms is subordinated to, or ranks on an equal basis with, subordinated debt securities; and

•	indebtedness that is subordinated to a senior debt obligation of ours specified above.

The effect of this last provision is that we may not issue, assume or guarantee any indebtedness for money borrowed which is junior to the senior debt securities and senior to the subordinated debt securities.

Covenants

Limitations on Liens.    The senior indenture provides that we will not, and will not permit any designated subsidiary to, incur, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a pledge of, lien on, or security interest in any shares of common stock of any designated subsidiary, without providing that each series of senior debt securities and, at our option, any other indebtedness ranking equally and ratably with such indebtedness, is secured equally and ratably with (or prior to) such other secured indebtedness (Section 10.08).

Limitations on Transactions with Affiliates.    The senior indenture provides that we will not, and will not permit any subsidiary to, sell, lease, transfer or otherwise dispose of any of our or its properties or assets to, or purchase any property or asset from, or enter into any transaction, contract, agreement, understanding, loan, advance or guaranty with, or for the benefit of, any affiliate of ours unless:

•	the transaction with the affiliate is made on terms no less favorable to us or the subsidiary than those that would have been obtained in a comparable transaction with an unrelated person; and

•

in the case of any affiliate transaction involving consideration in excess of $25 million in any fiscal year, we deliver to the trustee a certificate to the effect that our board of directors has determined that the transaction complies with the requirements described in the above bullet point and that the transaction has been approved by a majority of the disinterested members of our board of directors.

This covenant will not apply to any employment agreement entered into in the ordinary course of business and consistent with past practices, to any transaction between or among us and our subsidiaries or to transactions entered into prior to the date the notes are issued.

Limitations on Mergers and Sales of Assets.    The indentures provide that we will not merge or consolidate or transfer or lease our assets substantially as an entirety, and another person may not transfer or lease its assets substantially as an entirety to us, unless:

•

either (1) we are the continuing corporation, or (2) the successor corporation, if other than us, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture; and

•	immediately after the transaction, there would not be any default in the performance of any covenant or condition of the indenture (Section 8.01).

Other than the restrictions described above, the indentures do not contain any covenants or provisions that would protect holders of the debt securities in the event of a highly leveraged transaction.

Modification of the Indentures

Under the indentures, we and the relevant trustee can enter into supplemental indentures to establish the form and terms of any new series of debt securities without obtaining the consent of any holder of debt securities (Section 9.01).

We and the trustee may, with the consent of the holders of at least a majority in aggregate principal amount of the debt securities of a series, modify the applicable indenture or the rights of the holders of the securities of such series.

No such modification may, without the consent of each holder of an affected security:

•	extend the fixed maturity of any such securities;

•	reduce the rate or change the time of payment of interest on such securities;

•	reduce the principal amount of such securities or the premium, if any, on such securities;

•	change any obligation of ours to pay additional amounts;

•	reduce the amount of the principal payable on acceleration of any securities issued originally at a discount;

•	adversely affect the right of repayment or repurchase at the option of the holder;

•	reduce or postpone any sinking fund or similar provision;

•	change the currency or currency unit in which any such securities are payable or the right of selection thereof;

•	impair the right to sue for the enforcement of any such payment on or after the maturity of such securities;

•	reduce the percentage of securities referred to above whose holders need to consent to the modification or a waiver without the consent of such holders; or

•	change any obligation of ours to maintain an office or agency (Section 9.02).

Defaults

Each indenture provides that events of default regarding any series of debt securities will be:

•	our failure to pay required interest on any debt security of such series for 30 days;

•	our failure to pay principal or premium, if any, on any debt security of such series when due;

•	our failure to make any required scheduled installment payment for 30 days on debt securities of such series;

•

our failure to perform for 90 days after notice any other covenant in the relevant indenture other than a covenant included in the relevant indenture solely for the benefit of a series of debt securities other than such series;

•	our failure to pay beyond any applicable grace period, or the acceleration of, indebtedness in excess of $10,000,000; and

•	certain events of bankruptcy or insolvency, whether voluntary or not (Section 5.01).

If an event of default regarding debt securities of any series issued under the indentures should occur and be continuing, either the trustee or the holders of 25% in the principal amount of outstanding debt securities of such series may declare each debt security of that series due and payable (Section 5.02). We are required to file annually with the trustee a statement of an officer as to the fulfillment by us of our obligations under the indenture during the preceding year (Section 10.05).

No event of default regarding one series of debt securities issued under an indenture is necessarily an event of default regarding any other series of debt securities.

Holders of a majority in principal amount of the outstanding debt securities of any series will be entitled to control certain actions of the trustee under the indentures and to waive past defaults regarding such series (Sections 5.12 and 5.13). The trustee generally cannot be required by any of the holders of debt securities to take any action, unless one or more of such holders shall have provided to the trustee reasonable security or indemnity (Section 6.02).

If an event of default occurs and is continuing regarding a series of debt securities, the trustee may use any sums that it holds under the relevant indenture for its own reasonable compensation and expenses incurred prior to paying the holders of debt securities of such series (Section 5.06).

Before any holder of any series of debt securities may institute action for any remedy, except payment on such holder’s debt security when due, the holders of not less than 25% in principal amount of the debt securities of that series outstanding must request the trustee to take action. Holders must also offer and give the satisfactory security and indemnity against liabilities incurred by the trustee for taking such action (Sections 5.07 and 5.08).

Defeasance

Except as may otherwise be set forth in an accompanying prospectus supplement, after we have deposited with the trustee, cash or government securities, in trust for the benefit of the holders sufficient to pay the principal of, premium, if any, and interest on the debt securities of such series when due, and satisfied certain other conditions, including receipt of an opinion of counsel that holders will not recognize taxable gain or loss for federal income tax purposes, then:

• we will be deemed to have paid and satisfied our obligations on all outstanding debt securities of such series, which is known as defeasance and discharge (Section 14.02); or

• we will cease to be under any obligation, other than to pay when due the principal of, premium, if any, and interest on such debt securities, relating to the debt securities of such series, which is known as covenant defeasance (Section 14.03).

When there is a defeasance and discharge, the applicable indenture will no longer govern the debt securities of such series, we will no longer be liable for payments required by the terms of the debt securities of such series and the holders of such debt securities will be entitled only to the deposited funds. When there is a covenant defeasance, however, we will continue to be obligated to make payments when due if the deposited funds are not sufficient.

Payment of Additional Amounts

If so noted in the applicable prospectus supplement for a particular issuance, we will pay to the holder of any debt security who is a United States Alien (as defined below) such additional amounts as may be necessary so that every net payment of principal of and interest on the debt security, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed upon or as a result of such payment by the United States or any taxing authority thereof or therein, will not be less than the amount provided in such debt security to be then due and payable. We will not be required, however, to make any payment of additional amounts for or on account of:

•

any tax, assessment or other governmental charge that would not have been imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary of, member or shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation) and the United States, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or possessor), being or having been a citizen or resident or treated as a resident of the United States or being or having been engaged in trade or business or present in the United States or having or having had a permanent establishment in the United States;

•

any tax, assessment or other governmental charge that would not have been imposed but for the presentation by the holder of the debt security for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•	any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, assessment or other governmental charge;

•

any tax, assessment or other governmental charge imposed by reason of such holder’s past or present status as a passive foreign investment company, a controlled foreign corporation, a personal holding company or foreign personal holding company with respect to the United States, or as a corporation which accumulates earnings to avoid United States federal income tax;

•	any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment of principal of, or interest on, such debt security;

•

any tax, assessment or other governmental charge required to be withheld by any paying agent from any payment of principal of, or interest on, any debt security if such payment can be made without withholding by any other paying agent;

•

any tax, assessment or other governmental charge that is imposed by reason of a holder’s present or former status as (i) the actual or constructive owner of 10% or more of the total combined voting power of our stock, as determined for purposed of Section 871(h)(3)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), (or any successor provision) or (ii) a controlled foreign corporation that is related to us, as determined for purposes of Section 881(c)(3)(C) of the Code (or any successor provision);

•

any tax, assessment or other governmental charge imposed on interest received by (1) a 10% shareholder of ours (as defined in Section 871(h)(3)(B) of the Internal Revenue Code of 1986, as amended and the regulations that may be promulgated thereunder), or (2) a controlled foreign corporation with respect to us within the meaning of the Code; or

•	any combinations of items identified in the bullet points above.

In addition, we will not be required to pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such debt security to the extent that a beneficiary or settlor with respect to such fiduciary, or a member of such partnership or a beneficial owner thereof would not have been entitled to the payment of such additional amounts had such beneficiary, settlor, member or beneficial owner been the holder of the debt security.

The term United States Alien means any corporation, partnership, individual or fiduciary that is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual, a nonresident fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purpose, a foreign corporation, a nonresident alien individual or a nonresident fiduciary of a foreign estate or trust.

Redemption upon a Tax Event

If so noted in the applicable prospectus supplement for a particular issuance, we may redeem the debt securities in whole, but not in part, on not more than 60 days’ and not less than 30 days’ notice, at a redemption price equal to 100% of their principal amount, plus all accrued but unpaid interest through the redemption date if we determine that as a result of a change in tax law (as defined below):

•	we have or will become obligated to pay additional amounts as described under the heading “Payment of Additional Amounts”; or

•	there is a substantial possibility that we will be required to pay such additional amounts.

A change in tax law that would trigger the provisions of the preceding paragraph is any change in or amendment to the laws, treaties, regulations or rulings of the United States or any political subdivision or taxing authority thereof, or any proposed change in the laws, treaties, regulations or rulings, or any change in the official application, enforcement or interpretation of the laws, treaties, regulations or rulings (including a holding by a court of competent jurisdiction in the United States) or any other action (other than an action predicated on law generally known on or before the date of the applicable prospectus supplement for the particular issuance of debt securities to which this section applies except for proposals before the Congress prior to that date) taken by any taxing authority or a court of competent jurisdiction in the United States, or the official proposal of the action, whether or not the action or proposal was taken or made with respect to us.

Prior to the publication of any notice of redemption, we shall deliver to the Trustee an officers’ certificate stating that we are entitled to effect the aforementioned redemption and setting forth a statement of facts showing that the conditions precedent to our right to so redeem have occurred, and an opinion of counsel to such effect based on such statement of facts.

Governing Law

Unless otherwise stated in the prospectus supplement, the debt securities and the indentures will be governed by New York law.

Concerning the Trustee under the Indentures

We have and may continue to have banking and other business relationships with The Bank of New York Mellon, or any subsequent trustee, in the ordinary course of business.

Convertible Debt Securities

Please note that in this section entitled Convertible Debt Securities, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own convertible debt securities registered in their own names, on the books that Jefferies or the trustee maintains for this purpose, and not those who own beneficial interests in convertible debt securities registered in street name or in convertible debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in the convertible debt securities should read the section below entitled Book-Entry Procedures and Settlement.

The convertible debt securities offered by this prospectus will be our unsecured senior debt obligations and will be convertible into shares of our common stock. We will issue convertible debt securities under an indenture (convertible securities). The terms of the indenture (convertible securities) are substantially the same as the senior debt indenture described above under “— Debt Securities” except for: the inclusion of provisions with respect to the conversion of securities; the omission of provisions comparable to those described above under “— Debt Securities — Defeasance” and the omission of provisions comparable to those described above under “Debt Securities- Covenants — Limitations on Liens” and “— Limitations on Transactions with Affiliates.”

Unless otherwise provided for a particular issuance in an accompanying prospectus supplement, the trustee under the indenture (convertible securities) will be The Bank of New York Mellon. The prospectus supplement for any offered series of convertible debt securities will describe all material terms of the series.

Warrants

Please note that in this section entitled Warrants, references to Jefferies, we, us, ours or our refer only to Jefferies Group, Inc. and not to its consolidated subsidiaries. Also, in this section, references to holders mean those who own warrants registered in their own names, on the books that Jefferies or its agent maintains for this purpose, and not those who own beneficial interests in warrants registered in street name or in warrants issued in book-entry form through one or more depositaries. Owners of beneficial interests in the warrants should read the section below entitled “Book-Entry Procedures and Settlement”.

General

We may offer warrants separately or together with our debt or equity securities.

We may issue warrants in such amounts or in as many distinct series as we wish. This section summarizes terms of the warrants that apply generally to all series. Most of the financial and other specific terms of your warrant will be described in the prospectus supplement. Those terms may vary from the terms described here.

The warrants of a series will be issued under a separate warrant agreement to be entered into between us and one or more banks or trust companies, as warrant agent, as set forth in the prospectus supplement. A form of each warrant agreement, including a form of warrant certificate representing each warrant, reflecting the particular terms and provisions of a series of offered warrants, will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of any form of warrant agreement when it has been filed by following the directions outlined in “Where You Can Find More Information” or by contacting the applicable warrant agent.

The following briefly summarizes the material provisions of the warrant agreements and the warrants. As you read this section, please remember that the specific terms of your warrant as described in the prospectus supplement will supplement and, if applicable, may modify or replace the general terms described in this section. You should read carefully the prospectus supplement and the more detailed provisions of the warrant agreement and the warrant certificate, including the defined terms, for provisions that may be important to you. If there are differences between the prospectus supplement and this prospectus, the prospectus supplement will control. Thus, the statements made in this section may not apply to your warrant.

Types of Warrants

We may issue debt warrants or equity warrants. A debt warrant is a warrant for the purchase of our debt securities on terms to be determined at the time of sale. An equity warrant is a warrant for the purchase or sale of our equity securities. We may also issue warrants for the purchase or sale of, or whose cash value is determined by reference to the performance, level or value of, one or more of the following: securities of one or more issuers, including those issued by us and described in this prospectus or debt or equity securities issued by third parties; a currency or currencies; a commodity or commodities; and other financial, economic or other measure or instrument, including the occurrence or non-occurrence of any event or circumstances, or one or more indices or baskets of these items.

Information in the Prospectus Supplement

The prospectus supplement will contain, where applicable, the following information about the warrants:

•	the specific designation and aggregate number of, and the price at which we will issue, the warrants;
•	the currency or currency unit with which the warrants may be purchased and in which any payments due to or from the holder upon exercise must be made;

•

the date on which the right to exercise the warrants will begin and the date on which that right will expire or, if you may not continuously exercise the warrants throughout that period, the specific date or dates on which you may exercise the warrants;

•	whether the exercise price may be paid in cash, by the exchange of warrants or other securities or both, and the method of exercising the warrants;

•	whether the warrants will be settled by delivery of the underlying securities or other property or in cash;

•	whether and under what circumstances we may cancel the warrants prior to their expiration date, in which case the holders will be entitled to receive only the applicable cancellation amount, which may be either a fixed amount or an amount that varies during the term of the warrants in accordance with a schedule or formula;

•

whether the warrants will be issued in global or non-global form, although, in any case, the form of a warrant included in a unit will correspond to the form of the unit and of any debt security or purchase contract included in that unit;

•	the identities of the warrant agent, any depositaries and any paying, transfer, calculation or other agents for the warrants;

•	any securities exchange or quotation system on which the warrants or any securities deliverable upon exercise of the warrants may be listed;

•

whether the warrants are to be sold separately or with other securities, as part of units or otherwise, and if the warrants are to be sold with the securities of another company or other companies, certain information regarding such company or companies; and

•	any other terms of the warrants.

If warrants are issued as part of a unit, the prospectus supplement will specify whether the warrants will be separable from the other securities in the unit before the warrants’ expiration date.

No holder of a warrant will, as such, have any rights of a holder of the debt securities, equity securities or other warrant property purchasable under or in the warrant, including any right to receive payment thereunder.

Our affiliates may resell our warrants in market-making transactions after their initial issuance. We discuss these transactions above under “Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Additional Information in the Prospectus Supplement for Debt Warrants

In the case of debt warrants, the prospectus supplement will contain, where appropriate, the following additional information:

•	the designation, aggregate principal amount, currency and terms of the debt securities that may be purchased upon exercise of the debt warrants; and

•

the designation, terms and amount of debt securities, if any, to be issued together with each of the debt warrants and the date, if any, after which the debt warrants and debt securities will be separately transferable.

No Limit on Issuance of Warrants

The warrant agreements will not limit the number of warrants or other securities that we may issue.

Modifications

We and the relevant warrant agent may, without the consent of the holders, amend each warrant agreement and the terms of each issue of warrants, for the purpose of curing any ambiguity or of correcting or supplementing any defective or inconsistent provision, or in any other manner that we may deem necessary or desirable and that will not adversely affect the interests of the holders of the outstanding unexercised warrants in any material respect.

We and the relevant warrant agent also may, with the consent of the holders of at least a majority in number of the outstanding unexercised warrants affected, modify or amend the warrant agreement and the terms of the warrants.

No such modification or amendment may, without the consent of each holder of an affected warrant:

•	reduce the amount receivable upon exercise, cancellation or expiration;

•	shorten the period of time during which the warrants may be exercised;

•	otherwise materially and adversely affect the exercise rights of the beneficial owners of the warrants; or

•	reduce the percentage of outstanding warrants whose holders must consent to modification or amendment of the applicable warrant agreement or the terms of the warrants.

Merger and Similar Transactions Permitted; No Restrictive Covenants or Events of Default

The warrant agreements will not restrict our ability to merge or consolidate with, or sell our assets to, another firm or to engage in any other transactions. If at any time there is a merger or consolidation involving us or a sale or other disposition of all or substantially all of our assets, the successor or assuming company will be substituted for us, with the same effect as if it had been named in the warrant agreement and in the warrants. We will be relieved of any further obligation under the warrant agreement or warrants, and, in the event of any such merger, consolidation, sale or other disposition, we as the predecessor corporation may at any time thereafter be dissolved, wound up or liquidated.

The warrant agreements will not include any restrictions on our ability to put liens on our assets, including our interests in our subsidiaries, nor will they provide for any events of default or remedies upon the occurrence of any events of default.

Warrant Agreements Will Not Be Qualified under Trust Indenture Act

No warrant agreement will be qualified as an indenture, and no warrant agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of warrants issued under a warrant agreement will not have the protection of the Trust Indenture Act with respect to their warrants.

Enforceability of Rights by Beneficial Owner

Each warrant agent will act solely as our agent in connection with the issuance and exercise of the applicable warrants and will not assume any obligation or relationship of agency or trust for or with any registered holder of or owner of a beneficial interest in any warrant. A warrant agent will have no duty or responsibility in case of any default by us under the applicable warrant agreement or warrant certificate, including any duty or responsibility to initiate any proceedings at law or otherwise or to make any demand upon us.

Holders may, without the consent of the applicable warrant agent, enforce by appropriate legal action, on their own behalf, their right to exercise their warrants, to receive debt securities, in the case of debt warrants, and to receive payment, if any, for their warrants, in the case of universal warrants.

Governing Law

Unless otherwise stated in the prospectus supplement, the warrants and each warrant agreement will be governed by New York law.

Preferred Stock

As of the date of this prospectus, our authorized capital stock includes 10 million shares of preferred stock, 125,000 shares of which were issued and outstanding as of March 31, 2009. In February 2006, we issued $125.0 million of Series A convertible preferred stock in a private placement. Our Series A convertible preferred stock has a 3.25% annual, cumulative cash dividend and is currently convertible into 4,105,138 shares of our common stock at an effective conversion price of approximately $30.45 per share. The Series A convertible preferred stock is callable beginning in 2016 and will mature in 2036.

The following briefly summarizes the material terms of our preferred stock, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any series of preferred stock we offer which will be described in more detail in the prospectus supplement prepared for such series, together with the more detailed provisions of our certificate of incorporation and the certificate of designations relating to each particular series of preferred stock, for provisions that may be important to you. The certificate of designations relating to a particular series of preferred stock offered by way of an accompanying prospectus supplement will be filed with the SEC at the time of the offering and incorporated by reference in the registration statement of which this prospectus forms a part. You can obtain a copy of this document by following the directions outlined in “Where You Can Find More Information.” The prospectus supplement will also state whether any of the terms summarized below do not apply to the series of preferred stock being offered.

General

Under our certificate of incorporation, our board of directors is authorized to issue shares of preferred stock in one or more series, and to establish from time to time a series of preferred stock with the following terms specified:

•	the number of shares to be included in the series;

•	the designation, powers, preferences and rights of the shares of the series; and

•	the qualifications, limitations or restrictions of such series, except as otherwise stated in the certificate of incorporation.

Prior to the issuance of any series of preferred stock, our board of directors will adopt resolutions creating and designating the series as a series of preferred stock and the resolutions will be filed in a certificate of designations as an amendment to the certificate of incorporation. The term board of directors includes any duly authorized committee.

The rights of holders of the preferred stock offered may be adversely affected by the rights of holders of any shares of preferred stock that may be issued in the future, provided that the future issuances are first approved by the holders of the class(es) of preferred stock adversely affected. The board of directors may cause shares of preferred stock to be issued in public or private transactions for any proper corporate purpose. Examples of proper corporate purposes include issuances to obtain additional financing in connection with acquisitions or otherwise, and issuances to our officers, directors and employees pursuant to benefit plans or otherwise. Shares of preferred stock we issue may have the effect of rendering more difficult or discouraging an acquisition of us deemed undesirable by our board of directors.

The preferred stock will be, when issued, fully paid and nonassessable. Holders of preferred stock will not have any preemptive or subscription rights to acquire more of our stock.

We will name the transfer agent, registrar, dividend disbursing agent and redemption agent for shares of each series of preferred stock in the prospectus supplement relating to such series.

Our affiliates may resell our preferred stock in market-marking transactions after its initial issuance. We discuss these transactions above under “Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Rank

Unless otherwise specified for a particular series of preferred stock in an accompanying prospectus supplement, each series will rank on an equal basis with each other series of preferred stock, and prior to the common stock, as to dividends and distributions of assets.

Dividends

Holders of each series of preferred stock will be entitled to receive cash dividends, when, as and if declared by our board of directors out of funds legally available for dividends. The rates and dates of payment of dividends will be set forth in the prospectus supplement relating to each series of preferred stock. Dividends will be payable to holders of record of preferred stock as they appear on our books or, if applicable, the records of the depositary referred to below under Depositary Shares, on the record dates fixed by the board of directors. Dividends on any series of preferred stock may be cumulative or noncumulative.

We may not declare, pay or set apart for payment dividends on the preferred stock unless full dividends on any other series of preferred stock that ranks on an equal or senior basis have been paid or sufficient funds have been set apart for payment for:

•	all prior dividend periods of the other series of preferred stock that pay dividends on a cumulative basis; or

•	the immediately preceding dividend period of the other series of preferred stock that pay dividends on a noncumulative basis.

Partial dividends declared on shares of preferred stock and any other series of preferred stock ranking on an equal basis as to dividends will be declared pro rata. A pro rata declaration means that the ratio of dividends declared per share to accrued dividends per share will be the same for both series of preferred stock.

Similarly, we may not declare, pay or set apart for payment non-stock dividends or make other payments on the common stock or any other of our stock ranking junior to the preferred stock until full dividends on the preferred stock have been paid or set apart for payment for:

•	all prior dividend periods if the preferred stock pays dividends on a cumulative basis; or

•	the immediately preceding dividend period if the preferred stock pays dividends on a noncumulative basis.

Conversion and Exchange

The prospectus supplement for any series of preferred stock will state the terms, if any, on which shares of that series are convertible into or exchangeable for shares of our common stock.

Redemption

If so specified in the applicable prospectus supplement, a series of preferred stock may be redeemable at any time, in whole or in part, at our option or at the option of the holder thereof and may be mandatorily redeemed.

Any partial redemptions of preferred stock will be made in a way that our board of directors decides is equitable.

Unless we default in the payment of the redemption price, dividends will cease to accrue after the redemption date on shares of preferred stock called for redemption and all rights of holders of such shares will terminate except for the right to receive the redemption price.

Liquidation Preference

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount set forth in the prospectus supplement relating to such series of preferred stock, plus an amount equal to any accrued and unpaid dividends. Such distributions will be made before any distribution is made on any securities ranking junior relating to preferred stock in liquidation, including common stock.

If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of such series and such other securities will share in any such distribution of our available assets on a ratable basis in proportion to the full liquidation preferences. Holders of such series of preferred stock will not be entitled to any other amounts from us after they have received their full liquidation preference.

Voting Rights

The holders of shares of our preferred stock will have no voting rights, except:

•	as otherwise stated in the prospectus supplement;

•	as otherwise stated in the certificate of designations establishing such series; and

•	as required by applicable law.

Depositary Shares

The following briefly summarizes the material provisions of the deposit agreement and of the depositary shares and depositary receipts, other than pricing and related terms disclosed for a particular issuance in an accompanying prospectus supplement. You should read the particular terms of any depositary shares and any depositary receipts that we offer and any deposit agreement relating to a particular series of preferred stock which will be described in more detail in a prospectus supplement. The prospectus supplement will also state whether any of the generalized provisions summarized below do not apply to the depositary shares or depositary receipts being offered. A copy of the form of deposit agreement, including the form of depositary receipt, is an exhibit to the registration statement of which this prospectus forms a part. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information.” You should read the more detailed provisions of the deposit agreement and the form of depositary receipt for provisions that may be important to you.

General

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. In such event, we will issue receipts for depositary shares, each of which will represent a fraction of a share of a particular series of preferred stock.

We will deposit the shares of any series of preferred stock represented by depositary shares under a deposit agreement between us and a bank or trust company selected by us having its principal office in the United States and having a combined capital and surplus of at least $50,000,000, as preferred stock depositary. Each owner of a depositary share will be entitled to all the rights and preferences of the underlying preferred stock, including dividend, voting, redemption, conversion and liquidation rights, in proportion to the applicable fraction of a share of preferred stock represented by such depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred stock in accordance with the terms of the applicable prospectus supplement.

Our affiliates may resell depositary shares in market-marking transactions after their initial issuance. We discuss these transactions above under “Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions received in respect of the deposited preferred stock to the record holders of depositary shares relating to such preferred stock in proportion to the number of such depositary shares owned by such holders.

The preferred stock depositary will distribute any property other than cash received by it in respect of the preferred stock to the record holders of depositary shares entitled thereto. If the preferred stock depositary determines that it is not feasible to make such distribution, it may, with our approval, sell such property and distribute the net proceeds from such sale to such holders.

Redemption of Preferred Stock

If a series of preferred stock represented by depositary shares is to be redeemed, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of such series of preferred stock. The depositary shares will be redeemed by the preferred stock depositary at a price per depositary share equal to the applicable fraction of the redemption price per share payable in respect of the shares of preferred stock so redeemed.

Whenever we redeem shares of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same date the number of depositary shares representing shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by the preferred stock depositary by lot or ratably or by any other equitable method as the preferred stock depositary may decide.

Voting Deposited Preferred Stock

Upon receipt of notice of any meeting at which the holders of any series of deposited preferred stock are entitled to vote, the preferred stock depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such series of preferred stock. Each record holder of such depositary shares on the record date will be entitled to instruct the preferred stock depositary to vote the amount of the preferred stock represented by such holder’s depositary shares. The preferred stock depositary will try to vote the amount of such series of preferred stock represented by such depositary shares in accordance with such instructions.

We will agree to take all actions that the preferred stock depositary determines as necessary to enable the preferred stock depositary to vote as instructed. The preferred stock depositary will abstain from voting shares of any series of preferred stock held by it for which it does not receive specific instructions from the holders of depositary shares representing such shares.

Amendment and Termination of the Deposit Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the preferred stock depositary. However, any amendment that materially and adversely alters any existing right of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of such depositary shares then outstanding. Every holder of an outstanding depositary receipt at the time any such amendment becomes effective shall be deemed, by continuing to hold such depositary receipt, to consent and agree to such amendment and to be bound by the deposit agreement, which has been amended thereby. The deposit agreement may be terminated only if:

•	all outstanding depositary shares have been redeemed; or

•	a final distribution in respect of the preferred stock has been made to the holders of depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary; Taxes and Other Governmental Charges

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We also will pay charges of the depositary in connection with the initial deposit of preferred stock and any redemption of preferred stock. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges, including a fee for the withdrawal of shares of preferred stock upon surrender of depositary receipts, as are expressly provided in the deposit agreement to be for their accounts.

Resignation and Removal of Depositary

The preferred stock depositary may resign at any time by delivering to us notice of its intent to do so, and we may at any time remove the preferred stock depositary, any such resignation or removal to take effect upon the appointment of a successor preferred stock depositary and its acceptance of such appointment. Such successor preferred stock depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Miscellaneous

The preferred stock depositary will forward all reports and communications from us which are delivered to the preferred stock depositary and which we are required to furnish to the holders of the deposited preferred stock.

Neither we nor the preferred stock depositary will be liable if either is prevented or delayed by law or any circumstances beyond its control in performing its obligations under the deposit agreement. Our obligations and those of the preferred stock depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares, depositary receipts or shares of preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Purchase Contracts

We may issue purchase contracts for the purchase or sale of:

•

debt or equity securities issued by us or securities of third parties, a basket of such securities, an index or indices of such securities or any combination of the foregoing as specified in the applicable prospectus supplement;

•	currencies; or

•	commodities.

Each purchase contract will entitle the holder thereof to purchase or sell, and obligate us to sell or purchase, on specified dates, such securities, currencies or commodities at a specified purchase price, which may be based on a formula, all as set forth in the applicable prospectus supplement. We may, however, satisfy our obligations, if any, with respect to any purchase contract by delivering the cash value of such purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the applicable prospectus supplement. The applicable prospectus supplement will also specify the methods by which the holders may purchase or sell such securities, currencies or commodities and any acceleration, cancellation or termination provisions or other provisions relating to the settlement of a purchase contract.

The purchase contracts may require us to make periodic payments to the holders thereof or vice versa, which payments may be deferred to the extent set forth in the applicable prospectus supplement, and those payments may be unsecured or prefunded on some basis. The purchase contracts may require the holders thereof to secure their obligations in a specified manner to be described in the applicable prospectus supplement. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior indenture or the subordinated indenture.

UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more purchase contracts, warrants, debt securities, depositary shares, preferred shares, common shares or any combination of such securities. The applicable prospectus supplement will describe:

•

the terms of the units and of the purchase contracts, warrants, debt securities, depositary shares, preferred shares and common shares comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange or the units.

Common Stock

Our authorized capital stock includes 500 million shares of common stock, 171,081,538 of which were issued and outstanding as of May 1, 2009. The following briefly summarizes the material terms of our common stock. You should read the more detailed provisions of our certificate of incorporation and by-laws for provisions that may be important to you. You can obtain copies of these documents by following the directions outlined in “Where You Can Find More Information.”

General

Each holder of common stock is entitled to one vote per share for the election of directors and for all other matters to be voted on by stockholders. Except as otherwise provided by law, the holders of common stock vote as one class together with holders of our preferred stock (if they have voting rights). Holders of common stock may not cumulate their votes in the election of directors, and are entitled to share equally in the dividends that may be declared by the board of directors, but only after payment of dividends required to be paid on outstanding shares of preferred stock.

Upon our voluntary or involuntary liquidation, dissolution or winding up, holders of common stock share ratably in the assets remaining after payments to creditors and provision for the preference of any preferred stock. There are no preemptive or other subscription rights, conversion rights or redemption or scheduled installment payment provisions relating to shares of our common stock. All of the outstanding shares of our common stock are fully paid and nonassessable. The transfer agent and registrar for the common stock is American Stock Transfer. The common stock is listed on the New York Stock Exchange under the symbol “JEF.”

Our affiliates may resell our common stock after its initial issuance in market-making transactions. We discuss these transactions above under “Debt Securities — Information in the Prospectus Supplement — Market-Making Transactions.”

Delaware Law, Certificate of Incorporation and By-Law Provisions that May Have an Antitakeover Effect

The following discussion concerns certain provisions of Delaware law and our certificate of incorporation and by-laws that may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for its shares.

Delaware Law.    We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•

prior to the business combination the corporation’s board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder; or

•

upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the stockholder owned at least 85% of the outstanding voting stock of the corporation at the time the transaction commenced, excluding for the purpose of determining the number of shares outstanding those shares owned by the corporation’s officers and directors and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•

at or subsequent to the time the business combination is approved by the corporation’s board of directors and authorized at an annual or special meeting of its stockholders, and not by written consent,

by the affirmative vote of at least 66 2/3% of its outstanding voting stock which is not owned by the interested stockholder.

A business combination includes mergers, asset sales or other transactions resulting in a financial benefit to the stockholder. An interested stockholder is a person who, together with affiliates and associates, owns (or within three years did own) 15% or more of the corporation’s voting stock.

Certificate of Incorporation and By-Laws.    Our by-laws provide that special meetings of stockholders may be called by our Secretary only at the request of a majority of our board of directors or by any person authorized by the board of directors to call a special meeting. Written notice of a special meeting stating the place, date and hour of the meeting and the purposes for which the meeting is called must be given between 10 and 60 days before the date of the meeting, and only business specified in the notice may come before the meeting. In addition, our by-laws provide that directors be elected by a plurality of votes cast at an annual meeting and does not include a provision for cumulative voting for directors. Under cumulative voting, a minority stockholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

FORM, EXCHANGE AND TRANSFER

We will issue securities only in registered form; no securities will be issued in bearer form. We will issue each security other than common stock in book-entry form only, unless otherwise specified in the applicable prospectus supplement. We will issue common stock in both certificated and book-entry form, unless otherwise specified in the applicable prospectus supplement. Securities in book-entry form will be represented by a global security registered in the name of a depositary, which will be the holder of all the securities represented by the global security. Those who own beneficial interests in a global security will do so through participants in the depositary’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depositary and its participants. Only the depositary will be entitled to transfer or exchange a security in global form, since it will be the sole holder of the security. These book-entry securities are described below under “Book-Entry Procedures and Settlement”.

If any securities are issued in non-global form or cease to be book-entry securities (in the circumstances described in the next section), the following will apply to them:

•

The securities will be issued in fully registered form in denominations stated in the prospectus supplement. You may exchange securities for securities of the same series in smaller denominations or combined into fewer securities of the same series of larger denominations, as long as the total amount is not changed.

•

You may exchange, transfer, present for payment or exercise securities at the office of the relevant trustee or agent indicated in the prospectus supplement. You may also replace lost, stolen, destroyed or mutilated securities at that office. We may appoint another entity to perform these functions or may perform them itself.

•

You will not be required to pay a service charge to transfer or exchange their securities, but they may be required to pay any tax or other governmental charge associated with the transfer or exchange. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with your proof of legal ownership. The transfer agent may also require an indemnity before replacing any securities.

•

If we have the right to redeem, accelerate or settle any securities before their maturity or expiration, and we exercise that right as to less than all those securities, we may block the transfer or exchange of those securities during the period beginning 15 days before the day we mail the notice of exercise and ending on the day of that mailing, in order to freeze the list of holders to prepare the mailing. We may also refuse to register transfers of or exchange any security selected for early settlement, except that we will continue to permit transfers and exchanges of the unsettled portion of any security being partially settled.

•

If fewer than all of the securities represented by a certificate that are payable or exercisable in part are presented for payment or exercise, a new certificate will be issued for the remaining amount of securities.

BOOK-ENTRY PROCEDURES AND SETTLEMENT

Most offered securities will be book-entry (global) securities. Upon issuance, all book-entry securities will be represented by one or more fully registered global securities, without coupons. Each global security will be deposited with, or on behalf of, The Depository Trust Company or DTC, a securities depository, and will be registered in the name of DTC or a nominee of DTC. DTC will thus be the only registered holder of these securities.

Purchasers of securities may only hold interests in the global notes through DTC if they are participants in the DTC system. Purchasers may also hold interests through a securities intermediary — banks, brokerage houses and other institutions that maintain securities accounts for customers — that has an account with DTC or its nominee. DTC will maintain accounts showing the security holdings of its participants, and these participants will in turn maintain accounts showing the security holdings of their customers. Some of these customers may themselves be securities intermediaries holding securities for their customers. Thus, each beneficial owner of a book-entry security will hold that security indirectly through a hierarchy of intermediaries, with DTC at the top and the beneficial owner’s own securities intermediary at the bottom.

The securities of each beneficial owner of a book-entry security will be evidenced solely by entries on the books of the beneficial owner’s securities intermediary. The actual purchaser of the securities will generally not be entitled to have the securities represented by the global securities registered in its name and will not be considered the owner under the declaration. In most cases, a beneficial owner will also not be able to obtain a paper certificate evidencing the holder’s ownership of securities. The book-entry system for holding securities eliminates the need for physical movement of certificates and is the system through which most publicly traded common stock is held in the United States. However, the laws of some jurisdictions require some purchasers of securities to take physical delivery of their securities in definitive form. These laws may impair the ability to transfer book-entry securities.

A beneficial owner of book-entry securities represented by a global security may exchange the securities for definitive (paper) securities only if:

•	DTC is unwilling or unable to continue as depositary for such global security and we do not appoint a qualified replacement for DTC within 90 days; or

•	we in our sole discretion decide to allow some or all book-entry securities to be exchangeable for definitive securities in registered form.

Unless we indicate otherwise, any global security that is exchangeable will be exchangeable in whole for definitive securities in registered form, with the same terms and of an equal aggregate principal amount. Definitive securities will be registered in the name or names of the person or persons specified by DTC in a written instruction to the registrar of the securities. DTC may base its written instruction upon directions that it receives from its participants.

In this prospectus, for book-entry securities, references to actions taken by security holders will mean actions taken by DTC upon instructions from its participants, and references to payments and notices of redemption to security holders will mean payments and notices of redemption to DTC as the registered holder of the securities for distribution to participants in accordance with DTC’s procedures.

DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code and a clearing agency registered under section 17A of the Securities Exchange Act of 1934. The rules applicable to DTC and its participants are on file with the SEC.

We will not have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interest in the book-entry securities or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests.

Clearstream and Euroclear

Links have been established among DTC, Clearstream Banking, societe anonyme, Luxembourg (Clearstream Banking SA) and Euroclear (two international clearing systems that perform functions similar to those that DTC performs in the U.S.), to facilitate the initial issuance of book-entry securities and cross-market transfers of book-entry securities associated with secondary market trading.

Although DTC, Clearstream Banking SA and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform such procedures, and the procedures may be modified or discontinued at any time.

Clearstream Banking SA and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each of the U.S. agents of Clearstream Banking SA and Euroclear, as participants in DTC.

When book-entry securities are to be transferred from the account of a DTC participant to the account of a Clearstream Banking SA participant or a Euroclear participant, the purchaser must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. Clearstream Banking SA or Euroclear, as the case may be, will instruct its U.S. agent to receive book-entry securities against payment. After settlement, Clearstream Banking SA or Euroclear will credit its participant’s account. Credit for the book-entry securities will appear on the next day (European time).

Because settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending book-entry securities to the relevant U.S. agent acting for the benefit of Clearstream Banking SA or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream Banking SA or Euroclear participant wishes to transfer book-entry securities to a DTC participant, the seller must send instructions to Clearstream Banking SA or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream Banking SA or Euroclear will instruct its U.S. agent to transfer the book-entry securities against payment. The payment will then be reflected in the account of the Clearstream Banking SA or Euroclear participant the following day, with the proceeds back-valued to the value date (which would be the preceding day, when settlement occurs in New York). If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream Banking SA or Euroclear participant’s account would instead be valued as of the actual settlement date.

RATIO OF EARNINGS TO FIXED CHARGES

Our consolidated ratios of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for each of the fiscal years in the five year period ended December 31, 2008 and for the six month period ended June 30, 2009 are as follows:

	Year Ended December 31,					Six Months Ended June 30, 2009
	2008(3)	2007	2006	2005	2004
Ratio of Earnings to Fixed Charges(1)	—	3.0	4.5	5.5	5.6	3.6
Ratio of Earnings to Combined Fixed Charges and Convertible Preferred Stock Dividends(2)	—	2.9	4.4	5.5	5.6	3.6

(1)	The ratio of earnings to fixed charges is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by (b) fixed charges. Fixed charges consist of interest expense on all long-term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(2)	The ratio of earnings to combined fixed charges and preferred stock dividends is computed by dividing (a) income from continuing operations before income taxes plus fixed charges by the sum of (b) fixed charges and (c) convertible preferred stock dividends. Fixed charges consist of interest expense on all long-term indebtedness and the portion of operating lease rental expense that is representative of the interest factor (deemed to be one-third of operating lease rentals).

(3)	Earnings for the year ended December 31, 2008 were insufficient to cover fixed charges by approximately $746.2 million.

USE OF PROCEEDS

Unless otherwise set forth in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the securities we offer by this prospectus for general corporate purposes, which may include, among other things:

•	additions to working capital;

•	the redemption or repurchase of outstanding equity and debt securities;

•	the repayment of indebtedness; and

•	the expansions of our business through internal growth or acquisitions.

We may raise additional funds from time to time through equity or debt financing, including borrowings under credit facilities, to finance our business and operations.

PLAN OF DISTRIBUTION

We may offer the securities to or through underwriters or dealers, by ourselves directly, through agents, or through a combination of any of these methods of sale. Any such underwriters, dealers or agents may include our affiliates. The details of any such offering will be set forth in the any prospectus supplement relating to the offering.

Jefferies & Company, Inc., our broker-dealer subsidiary, is a member of the Financial Industry Regulatory Authority and may participate in distributions of the offered securities. Accordingly, offerings of offered securities in which Jefferies & Company, Inc. participates will conform to the requirements set forth in NASD Rule 2720. Furthermore, any underwriters offering the offered securities will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer.

In compliance with the guidelines of FINRA, the maximum commission or discount to be received by any FINRA member or independent broker dealer may not exceed 8% of the aggregate principal amount of securities offered pursuant to this prospectus. We anticipate, however, that the actual commission or discount to be received in any particular offering of securities will be significantly less than this amount.

MARKET-MAKING RESALES BY AFFILIATES

This prospectus may be used by Jefferies & Company, Inc. in connection with offers and sales of the securities in market-making transactions (and offers and sales of any other securities covered by this prospectus and underlying such securities that are incidental to such market-making activity). In a market-making transaction, Jefferies & Company, Inc. may resell a security it acquires from other holders, after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, Jefferies & Company, Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which Jefferies & Company, Inc. acts as principal, or as agent for both counterparties in a transaction in which Jefferies & Company, Inc. does not act as principal. Jefferies & Company, Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of Jefferies Group, Inc. may also engage in transactions of this kind and may use this prospectus for this purpose.

Jefferies Group, Inc. does not expect to receive any proceeds from market-making transactions. Jefferies Group, Inc. does not expect that Jefferies & Company, Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to Jefferies Group, Inc.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless Jefferies Group, Inc. or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

CERTAIN ERISA CONSIDERATIONS

Jefferies Group, Inc. has certain affiliates that provide services to many employee benefit plans. Jefferies Group, Inc. and certain of its affiliates may each be considered a party in interest within the meaning of the Employee Retirement Income Security Act of 1974 (ERISA), or a disqualified person under corresponding provisions of the Internal Revenue Code of 1986 (the Code), relating to many employee benefit plans. Prohibited transactions within the meaning of ERISA and the Code may result if any offered securities are acquired by or with the assets of a pension or other employee benefit plan relating to which Jefferies Group, Inc. or any of its affiliates is a service provider, unless those securities are acquired under an exemption for transactions effected on behalf of that plan by a “qualified professional asset manager” or an “in-house asset manager” or under any other available exemption. Additional special considerations may arise in connection with the acquisition of capital securities by or with the assets of a pension or other employee benefit plan. The assets of a pension or other employee benefit plan may include assets held in the general account of an insurance company that are deemed to be “plan assets” under ERISA. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the offered securities should consult with its legal counsel.

LEGAL MATTERS

Morgan, Lewis & Bockius LLP, New York, New York has rendered an opinion to us regarding the validity of the securities to be offered by the prospectus. Any underwriters will also be advised about the validity of the securities and other legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Jefferies Group, Inc. as of December 31, 2008 and 2007, and for each of the years in the three-year period ended December 31, 2008, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2008, have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The Company adopted Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements — an amendment of Accounting Research Bulletin No. 51”, and FSP EITF 03-06-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” and retrospectively adjusted the consolidated financial statements as of and for all periods included therein.

Notes Due Nine Months or More from Date of Issue

Prospectus Supplement

Jefferies

August 5, 2011